UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Allegheny Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 Six PPG Place

Pittsburgh, PA 15222-5479

March 20, 2015

To our Stockholders:

We are pleased to invite you to attend Allegheny Technologies Incorporated’s 2015 Annual Meeting of Stockholders. The meeting will be held on Friday, May 1, 2015, at 11:00 a.m. Eastern Time in the State Suites of The Fairmont Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts 02116. The location is accessible to disabled persons.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement. Also enclosed are:

•	a proxy or voting instruction card (including a return envelope for the card) and instructions for telephone and Internet voting; and

•	the Company’s 2014 Annual Report.

Your Board of Directors recommends that you vote:

(1)	FOR the election of the four director nominees named in the Proxy Statement (Item 1);

(2)	FOR the approval of the Company’s 2015 Incentive Plan (Item 2);

(3)	FOR the advisory vote to approve the compensation of the Company’s named executive officers (Item 3); and

(4)	FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for 2015 (Item 4).

The Proxy Statement also outlines corporate governance practices at ATI, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendation to the Board regarding our 2014 financial statements. We encourage you to read these materials carefully.

We urge you to vote promptly, whether or not you expect to attend the meeting.

Thank you for your continued support of ATI. We look forward to seeing you in Boston.

Sincerely,

Richard J. Harshman

Chairman, President and Chief Executive Officer

ALLEGHENY TECHNOLOGIES INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Friday, May 1, 2015

Time:	11:00 a.m. Eastern Time

Place:	State Suites The Fairmont Copley Plaza Hotel 138 St. James Avenue Boston, Massachusetts 02116

Record Date:	March 9, 2015

AGENDA:

1)	Election of four directors;

2)	Approval of the Company’s 2015 Incentive Plan;

3)	Advisory vote to approve the compensation of the Company’s named executive officers; and

4)	Ratification of the selection of Ernst & Young LLP as independent auditors for 2015.

ADMISSION TO THE MEETING

Only holders of ATI common stock or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information when voting by telephone or Internet, so that we can send an admission ticket to you before the meeting. If your shares are held through an intermediary such as a broker or a bank, you will need to present proof of your ownership as of the record date for admission to the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement. All attendees will need to present valid photo identification for admission to the meeting.

The approximate date of the mailing of this Proxy Statement, proxy card, and ATI’s 2014 Annual Report is March 20, 2015. For further information about ATI, please visit our website at www.atimetals.com.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

Dated: March 20, 2015

YOUR VOTE IS IMPORTANT

Please vote as soon as possible.

You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ATI ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON
FRIDAY, MAY 1, 2015.

The proxy statement, proxy card and 2014 annual report of Allegheny Technologies
Incorporated are available for review at: http://www.envisionreports.com/ATI

FORWARD-LOOKING STATEMENTS

In this Proxy Statement, the Company has made certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this Proxy Statement relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause our actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Various of these factors are described in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014 and will be described from time-to-time in the Company other filings with the SEC, including the Company’s subsequent reports filed with the SEC on Form 10-Q and Form 8-K, which are available on the SEC’s website at www.sec.gov and on the Company’s website at www.atimetals.com. We assume no duty to update our forward-looking statements.

2015 PROXY STATEMENT SUMMARY

This summary highlights information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, so you should carefully read this Proxy Statement in its entirety before voting.

Annual Meeting of Stockholders

Meeting Date:	Friday, May 1, 2015

Time:	11:00 a.m. Eastern Time

Place:	State Suites The Fairmont Copley Plaza Hotel 138 St. James Avenue Boston, Massachusetts 02116

Record Date:	March 9, 2015

Voting:	ATI stockholders as of the record date are entitled to vote on the matters presented at the meeting. Each share of common stock of the Company is entitled to one vote for each director nominee and one vote on each other matter presented.

Agenda for Annual Meeting and Voting

Matters for Consideration by Stockholders		Board’s Recommendation

Item 1	Election of four directors	FOR

Item 2	Approval of the Company’s 2015 Incentive Plan	FOR

Item 3	Advisory vote to approve the compensation of the Company’s named executive officers	FOR

Item 4	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2015	FOR

—	Any other business that may come before the meeting	—

Director Nominees

Name	Class	Term to Expire	Director Since	Experience and Qualifications	ATI Board Committee Memberships
Diane C. Creel*	I	2018	1996	Leadership; Industry	Finance; Nominating and Governance; Personnel and Compensation
John R. Pipski	I	2018	2011	Industry; Accounting	Audit; Finance; Technology
JamesE. Rohr	I	2018	1996	Leadership; Finance	Personnel and Compensation
David J. Morehouse	III	2017	2015	Operations; Marketing	Audit; Technology

*	Ms. Creel serves as Lead Independent Director.

ATI 2014 Performance and Accomplishments

Since 2004, ATI has been executing a long-term strategy to transform the Company to a diversified specialty materials business that is focused on differentiated products serving global growth markets. The objective of this strategy is to better position the Company for long-term profitable growth and enhance the opportunities to create value for our stockholders through business cycles. To accomplish this objective, our Board of Directors and management believe that, to compete effectively in global markets primarily as a U.S.-based manufacturer, ATI must have the most advanced specialty materials technologies, offer innovative products that create value for customers, utilize unsurpassed manufacturing capabilities, and maintain a competitive cost structure.

Throughout 2014, we focused on improving our market position and completing our strategic investments to enhance ATI’s position as a leading global specialty materials and components producer. These actions are aimed at improving our future performance and positioning ATI to benefit from long-term growth opportunities. Our major strategic accomplishments during 2014 include:

•

Successfully reaching several long-term agreements (LTAs) with strategic aerospace customers during 2014 and early 2015 valued at over $4 billion. These agreements secure significant growth on next-generation and legacy airplanes and are enabled by the capital investments, acquisitions, and technology innovations we have made during the past several years.

•

Completing the product commissioning of our ATI Flat Rolled Products segment Hot-Rolling and Processing Facility (HRPF) at the end of 2014. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and consistently profitable business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to realize sales growth and cost reduction benefits as we increase production volume during 2015.

•

Our Rowley, UT titanium sponge facility becoming approved as a premium-quality (PQ) aero-engine supplier in December 2014. The PQ qualification process for our products used in jet engine rotating parts made with our sponge is expected to be completed by mid-2015. We continue to achieve improvements in key operational areas and expect to steadily increase production rates, and realize lower titanium production costs per pound, as we progress through 2015.

•

Acquiring two businesses that expand our value-added capabilities to provide components and near-net shape parts. ATI Flowform Products adds precision flowforming process technologies to ATI’s capabilities. ATI Cast Products Salem Operations adds precision machining capability.

•

Making several significant changes to our retirement benefit programs. These changes are part of ATI’s ongoing initiatives to create an aligned and integrated business with a market competitive, cost competitive, and consistent health, welfare and retirement benefit structure across our operations. As a result of these changes, which are expected to gradually improve our ability to control our retirement benefit obligations, we expect to incur lower retirement benefit expense in future years.

•	Paying down $414.9 million of debt, including $397.5 million paid at maturity on our 2014 convertible notes.

•

Maintaining a solid liquidity position, with approximately $270 million in cash on hand and no borrowings outstanding under our $400 million domestic borrowing facility at the end of the year. Total debt to total capital was 37.0% at December 31, 2014, compared to 40.2% at the end of 2013. We have no significant debt maturities for the next four years.

•

Continuing our focus on safety, with our 2014 OSHA Total Recordable Incident Rate and Lost Time Case Rate improving to 2.07 and 0.39, respectively, which we believe to be competitive with world-class performance in our industry.

In addition, we are near the end of our multi-year cycle of capital expenditures on major strategic investments.

Management was able to accomplish these objectives while maintaining a focus on relentless innovation, new product development, cost reductions and productivity improvements, safety and environmental compliance, and values-based leadership.

Investor Outreach and the 2014 Say-On-Pay Vote

We believe in active dialogue with our stockholders. As part of our investor relations program, we regularly communicate with our investors and actively engage with them on topics of importance to them. In addition, we solicit their feedback on corporate governance topics and ATI’s executive compensation program. Our objective is to be responsive to our stockholders and to ensure that we understand and, to the extent practicable, address our stockholders’ concerns and observations. The results of our engagement are reflected in the changes that we have made to our corporate governance practices and our executive compensation program in recent years. We have welcomed the feedback received from our stockholders, and we intend to continue our practice of engaging with our stockholders on important topics.

At our 2014 Annual Meeting, our stockholders expressed a high level of support for our executive compensation program, with over 97% of the votes cast having been for the approval of our Say-On-Pay proposal. In particular, we believe that our stockholders have recognized our efforts to enhance the alignment of our pay and performance.

Approval of the Company’s 2015 Incentive Plan

The Board of Directors recommends that the stockholders approve the Company’s 2015 Incentive Plan. The principal reasons that the Board of Directors believes that the proposed plan is in the best interests of the Company and its stockholders are as follows:

•	Equity compensation awards are a critical recruitment and retention tool.

•	Our compensation programs are aligned with stockholder interests.

•	Approval of the 2015 Incentive Plan would avoid disruption in our compensation program.

•	The Company has demonstrated commitment to sound equity compensation practices and pay-for-performance.

Overall Compensation Philosophy

The Personnel and Compensation Committee (the “Committee”) of the Board of Directors believes that the Company’s executive compensation program reflects the Committee’s pay-for-performance philosophy, is designed to reward executive management based on Company performance, and is effective in achieving the Company’s underlying compensation goals, including the creation of long-term stockholder value and the retention and acquisition of key employees.

The overriding principle in designing ATI’s executive compensation program is to drive the Board’s and management’s long-term strategic vision for the Company, and to ensure that the program is aligned with the appropriate pay-for-performance philosophy and stockholder value creation over the long-term.

Recent Executive Compensation Program Actions

Over the last several years, we have engaged with our stockholders and implemented changes to our executive compensation program in light of the feedback received, while balancing the issue of maintaining compensation plans that are competitive to enable the retention and acquisition of key executives and employees. As a result, we have made a number of substantive changes to our executive compensation program, which are summarized as follows and were effective beginning with the plan year indicated:

	PRSP	TSRP	KEPP	Other Compensation Practices
2014	No changes.	New awards were discontinued.	New awards were discontinued.

Adopted the Long-Term Performance Plan, with two components, to replace new awards under TSRP and KEPP.

Froze the Supplemental Pension Plan effective December 31, 2014.

Increased CEO’s stock ownership guideline

2013	Further reduced CEO’s target award opportunity.	Further reduced CEO’s target award opportunity. Increased the minimum (threshold) level of Company performance required for payout to be 35th percentile relative to peer group (from 25th percentile).	Reduced maximum payout opportunity under Level I by half to 5X, while preserving rigorous performance goals. Discontinued Level II.

Eliminated the excise tax gross-up provision from the CEO’s change in control agreement.

Eliminated excise tax gross-up provision from new or modified change in control agreements.

Restructured the benchmarking peer group to eliminate substantially larger and smaller companies.

Eliminated remaining gross-ups.

Formalized long-standing policy to prohibit hedging and pledging of stock by officers and directors.

2012	Maintained CEO target award opportunity at a reduced level.	Maintained CEO target award opportunity at a reduced level. Reduced the maximum payout opportunity to 200% of base salary (from 300%).	Changed structure of Level I performance targets to be incrementally more challenging between target and maximum levels.

Eliminated perquisites of personal use of corporate aircraft, payment of club dues, and related gross-ups.

Revised executive stock ownership guidelines to apply deeper into organization and require retention of stock until guidelines are met.

These changes and modifications were prospective at the time of implementation and will not be fully reflected in the compensation of our named executive officers until the applicable long-term incentive plans fully mature. These changes and modifications made in 2014, 2013 and 2012 are having the intended impact, given the fact that CEO total direct compensation increased modestly in 2014 and is projected to increase in 2015 in line with ATI performance. The Committee was advised by its compensation consultant of the median target total direct CEO compensation for the Company’s benchmarking peer group. At year-end 2014, our CEO’s target total direct compensation approximated the benchmarking peer group median as a result of the changes discussed above, which were intended to better align it with the market and our compensation philosophy.

For the 2014 plan year, the Committee discontinued new awards under the Key Executive Performance Plan (“KEPP”) and the separate Total Shareholder Return Incentive Compensation Program (“TSRP”), and adopted the Long-Term Performance Plan (“LTPP”). The LTPP is comprised of two performance components: (1) a component measuring total shareholder return (“TSR”), and (2) the Long-Term Shareholder Value (“LTSV”) component, under which three-year performance restricted stock is granted to members of the management Executive Council and will vest in whole or in part subject to achievement of strategic operational goals that are expected to create stockholder value over the long-term.

Pay for Performance Alignment

ATI’s compensation philosophy is that a substantial portion of the named executive officers’ compensation should be at risk, and that total compensation for the CEO should target the median of peer group compensation. Alignment of CEO compensation with Company performance is evidenced by the following chart, which illustrates how our three-year total stockholder return aligns with the total compensation paid to our CEO during that time. Total stockholder return assumes that $100 was invested in ATI stock at December 31, 2011. The chart below also illustrates the effects of the compensation changes initiated by the Committee over the past three years.

Total Realized Compensation

The following table shows, for each of the Company’s named executive officers who were officers of the Company as of December 31, 2014, total compensation realized in 2014, compared to 2013:

Name	Position	2013 Total Realized Compensation	2014 Total Realized Compensation
Richard J. Harshman	Chairman, President and Chief Executive Officer	$2,763,169	$3,289,353
Patrick J. DeCourcy(1)	Senior Vice President, Finance and Chief Financial Officer	$337,148	$895,137
Hunter R. Dalton	Executive Vice President, ATI High Performance Specialty Materials Group	$1,116,933	$1,330,309
John D. Sims	Executive Vice President, ATI High Performance Components Group	$1,012,568	$1,246,772	(2)
Terry L. Dunlap(3)	Former Executive Vice President, ATI Flat-Rolled Products Group	$1,285,817	$1,140,318

(1)

Mr. DeCourcy became Senior Vice President, Finance and Chief Financial Officer in December 2013. Mr. DeCourcy participated in the long-term compensation plans for the performance measurement periods beginning in 2012 and 2013 at a lower level and did not participate in the KEPP for any period.

(2)	Amount for Mr. Sims excludes relocation costs that are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Mr. Dunlap retired from the Company effective December 31, 2014.

When making determinations and awards under the plans, the Committee looks to the actual dollar value of awards to be delivered to the officers in any given year, as illustrated by the Total Realized Compensation figures summarized in the prior table. The Committee views the amounts set forth in the Summary Compensation Table, as shown on page 67, as one measure of the compensation opportunity for each named executive officer under the executive compensation program. Stockholders are encouraged to read the section of this Proxy Statement titled “Executive Compensation” beginning on page 39 for more information about ATI’s executive compensation program.

Ratification of Selection of Independent Auditors

We are requesting that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015. The table below shows the fees paid to Ernst & Young LLP in 2014.

Service	2014
Audit fees	$3,592,000
Audit-related fees	14,000
Tax fees	0
All other fees	2,000
Total	$3,608,000

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

You can help the Company save money by electing to receive future proxy statements and annual reports over the Internet instead of by mail. See question 15.

1.	WHERE IS THE 2015 ANNUAL MEETING BEING HELD?

The 2015 Annual Meeting of Stockholders will be held on Friday, May 1, 2015, at 11:00 a.m. Eastern Time in the State Suites of The Fairmont Copley Plaza Hotel,138 St. James Avenue, Boston, Massachusetts, 02116. The Company is holding the annual meeting in Boston because the ATI Flowform Products business is located in nearby Billerica, Massachusetts.

2.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

If you held shares of Allegheny Technologies Incorporated (“ATI” or the “Company”) common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 9, 2015, you may vote your shares at the annual meeting. On that day, 109,204,465 shares of Common Stock were outstanding.

In order to vote, you must follow the instruction provided on your proxy card to designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The ATI Board of Directors (the “Board”) requests your return proxy as soon as possible to ensure that your shares are represented and will be voted at the meeting, whether or not you plan to attend the meeting.

3.	HOW DO I CAST MY VOTE?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the web address provided on each proxy or voting instruction card;

•

marking, signing, dating and mailing each proxy or voting instruction card and returning it in the postage-paid envelope provided. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote on any particular item, your shares will be voted as the Board of Directors recommends for any such items; or

•

attending the meeting and voting your shares in person, if you are a stockholder of record (that is, your shares are registered directly in your name on the Company’s books and are not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record wishing to vote by telephone or electronically through the Internet, you will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership. The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Time on April 30, 2015.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in the Company’s savings or retirement plans, see the response to question 13 below.

4.	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered to be the stockholder of record with respect to those shares, and the Notice of Annual Meeting and proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly, to vote electronically, or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal voting proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

5.	HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

Each share of ATI Common Stock is entitled to one vote. There is no cumulative voting. We had 109,204,465 shares of Common Stock outstanding and entitled to vote on the record date.

6.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares will be counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

7.	HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS (ITEM 1)?

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Bylaws include a director resignation policy. This policy states that in an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his or her election, as compared to votes “FOR” such election, must tender his or her resignation. The Nominating and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of the election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHOLD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee for purposes of our director resignation policy.

Full details of our director resignation policy are set forth in our Bylaws available on our website at www.atimetals.com.

8.	HOW MANY VOTES ARE REQUIRED TO ADOPT THE OTHER PROPOSALS (ITEMS 2, 3 AND 4)?

All of the other proposals will be approved if such items receive the affirmative vote of at least a majority of the shares of ATI Common Stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your vote on Item 3 (executive compensation) is advisory, which means the result of the vote is non-binding. Although non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting result when making future decisions regarding executive compensation.

9.	WHAT IF I DON’T GIVE SPECIFIC VOTING INSTRUCTIONS?

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law and the rules of the New York Stock Exchange, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares in its discretion with respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2015 (Item 4) because that is deemed to be a routine matter, but the broker likely could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and are not considered to be shares entitled to vote on non-routine matters. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on Items 2, 3 and 4, which each require the affirmative vote of a majority of the shares present and entitled to vote.

10.	HOW DO I REVOKE OR CHANGE MY VOTE?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at the Company’s executive office;

•	transmitting a proxy dated later than your prior proxy, either by mail, telephone or Internet; or

•	attending the meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you subsequently submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

11.	WHAT SHARES ARE INCLUDED ON THE PROXY OR VOTING INSTRUCTION CARD?

The shares indicated on your proxy or voting instruction card represent those shares registered directly in your name, those held on account in the Company’s dividend reinvestment plan and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 13 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

12.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

13.	HOW ARE SHARES THAT I HOLD IN A COMPANY SAVINGS OR RETIREMENT PLAN VOTED?

If you hold ATI Common Stock in one of the Company’s savings or retirement plans, you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting the shares you hold in the Company’s savings or retirement plans by telephone or the Internet is 11:59 p.m. Eastern Time on April 27, 2015.

14.	IS MY VOTE CONFIDENTIAL?

The Company maintains a policy of keeping stockholder votes confidential.

15.	CAN I, IN THE FUTURE, RECEIVE MY PROXY STATEMENT AND ANNUAL REPORT OVER THE INTERNET?

Stockholders can elect to view future Company proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephonic charges, will be borne by you.

If you are a stockholder of record and you choose to vote over the Internet, you can choose to receive future annual reports and proxy statements electronically by following the prompt on the voting page when you vote using the Internet. If you hold your Company stock in street name (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions electronically that contain the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings.

If you enroll to view the Company’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access www.computershare.com/investor and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

ATI CORPORATE GOVERNANCE AT A GLANCE

Presented below are some highlights of the ATI corporate governance program. You can find details about these and other corporate governance policies and practices in the following pages of the Proxy Statement and in the “Corporate Governance” section of the “About ATI” page of our website at www.atimetals.com.

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Independent Board. The Board of Directors is comprised of eleven directors – ten independent directors and Richard J. Harshman, who is Chairman, President and Chief Executive Officer. Mr. Harshman is the only ATI officer on the Board and is the only non-independent director. Under our Corporate Governance Guidelines, at least 75% of our directors must be independent. Our Corporate Governance Guidelines are posted on our website.

•

Strong Lead Independent Director Role. Diane C. Creel serves as the Lead Independent Director. Independent directors meet in regularly scheduled executive sessions, led by the Lead Independent Director, without the presence of management. Stockholders can communicate with the independent directors through the Lead Independent Director.

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Independent Board Committees. All of the standing committees of the Board of Directors are composed entirely of independent directors, and each has a written charter that is reviewed and reassessed annually and is posted on our website. We have an annual self-evaluation process for the Board and each standing committee.

•

Majority Voting/Director Resignation Policy. The Company’s director resignation policy is contained in the Company’s Bylaws and provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” such nominee’s election shall promptly tender his or her resignation to the Board for the Board’s consideration.

•

Director Nominees. Our Board evaluates individual directors whose terms are nearing expiration but who may be proposed for re-election. Our Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholder-recommended candidates will be evaluated on the same basis as other candidates.

•

Audit Committee Features. The Board has designated John R. Pipski, Chair of the Audit Committee, as an “audit committee financial expert.” Our internal audit function reports directly to the Audit Committee. Stockholders are asked to ratify the Audit Committee’s selection of independent auditors annually.

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Executive Compensation Features. The Company has determined to hold its “Say-on-Pay” advisory vote every year until the next stockholder vote on the frequency of such advisory vote, which we expect to be in 2017. We have robust stock ownership guidelines applicable to directors and executives.

•	Ethics and Other Features. Our Corporate Guidelines for Business Conduct and Ethics, as well as the Company’s attention to environmental, social and governance issues, are disclosed on our website.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election. Diane C. Creel, John R. Pipski and James E. Rohr are standing for election to the Board as Class I directors for a three-year term expiring in 2018. David J. Morehouse is standing for election as a Class III director for a term expiring in 2017. Upon the retirement of Mr. Thomas from the Board at the completion of his current term at the Company’s 2017 Annual Meeting of Stockholders in accordance with the Company’s mandatory retirement policy for directors, or his earlier departure from the Board, Mr. Morehouse will become the director on the ATI Board designated by the United Steelworkers.

Directors are elected by a plurality of the votes cast. This means that the four individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of the votes cast, our Bylaws include a director resignation policy. This policy states that in an uncontested election, if any director nominee receives a greater number of votes “WITHHELD” from his or her election, as compared to votes “FOR” such election, the director nominee must tender his or her resignation. The Nominating and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of the election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHOLD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee for purposes of our director resignation policy.

If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Company has no reason to believe that any of the nominees for election will be unable to serve.

The Board of Directors determined that each of the nominees qualifies for election under the criteria for evaluation of directors described under “Identification and Evaluation of Candidates for Director.” The Board of Directors determined that each of Ms. Creel and Messrs. Pipski, Rohr, and Morehouse qualify as independent directors under applicable rules and regulations and the Company’s categorical Board independence standards. See information contained in the “Identification and Evaluation of Candidates for Director” and “Number and Independence of Directors” sections of this Proxy Statement.

All of our directors bring to our Board a wealth of leadership experience derived from their service in executive and managerial roles and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, and certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, are described in the following paragraphs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR

THE ELECTION OF THE FOUR DIRECTOR NOMINEES.

NOMINEES – CLASS I – TERM TO EXPIRE AT THE 2018 ANNUAL MEETING

Diane C. Creel

Prior to her retirement in 2008, Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, beginning in 2003. Ecovation, Inc. became a subsidiary of Ecolab Inc. in 2008. Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to 2003.

Ms. Creel has served on the ATI Board of Directors since 1996 and as Lead Independent Director since the position was established in 2011. Ms. Creel is Chair of the Nominating and Governance Committee and a member of each of the Finance Committee and the Personnel and Compensation Committee. The Board believes that Ms. Creel’s qualifications include her experience as a chief executive officer of various companies and her entrepreneurial, management and technical experience.

Ms. Creel is also a member of the Boards of Directors of TimkenSteel Corporation (since 2014) and Enpro Industries, Inc. (since 2009). Recently, she has also served on the Boards of Directors of The Timken Company from 2012 to 2014, URS Corporation in 2014, and Goodrich Corporation from 1997 to 2012.

Age 66

John R. Pipski

Mr. Pipski was a tax partner of Ernst & Young LLP, a public accounting firm, until his retirement in 2001. Thereafter, he provided business advisory and financial and tax accounting services through his own firm until 2013.

Mr. Pipski joined the ATI Board of Directors in December 2011. Mr. Pipski is Chair of the Audit Committee and a member of each of the Finance Committee and the Technology Committee. The Board believes that Mr. Pipski’s qualifications include his expertise in financial and tax accounting for public companies, including those in the metals and mining industries, and his general business experience.

Mr. Pipski served on the Board of Directors of CNX Gas Corporation from 2005 to 2010 and was Chairman of its Audit Committee.

Age 67

James E. Rohr

Mr. Rohr served as Executive Chairman of The PNC Financial Services Group, Inc., a diversified financial services organization, from May 2013 until his retirement in April 2014; previously, he was Chairman from 2001 until April 2013 and Chief Executive Officer from 2000 until April 2013. He served as President of The PNC Financial Services Group from 1990 to 2002.

Mr. Rohr has served on the ATI Board of Directors since 1996 and is Chair of the Personnel and Compensation Committee. The Board believes that Mr. Rohr’s qualifications include his significant leadership and management experience from his years of serving as a chief executive officer of a large, publicly traded company and his expertise in capital markets and financial matters.

Mr. Rohr serves on the Boards of Directors of EQT Corporation (since 1996), Marathon Petroleum Corporation (since 2013) and General Electric Company (since 2013). Previously, he had served on the Boards of Directors of The PNC Financial Services Group, Inc., from 1990 through April 2014, and BlackRock Inc. from 1999 through April 2014.

Age 66

NOMINEE – CLASS III – TERM TO EXPIRE AT THE 2017 ANNUAL MEETING

David J. Morehouse

Mr. Morehouse is Chief Executive Officer and President of Pittsburgh Penguins LLC, which owns and operates the Pittsburgh Penguins National Hockey League team. He was named President of the Pittsburgh Penguins in April 2007 and has also served as Chief Executive Officer since September 2010. He joined the Pittsburgh Penguins in 2004 as a consultant for special projects, including the team’s new arena.

Mr. Morehouse joined the ATI Board of Directors in February 2015, and is a member of each of the Audit Committee and the Technology Committee. The Board believes that Mr. Morehouse’s qualifications include his leadership, strategic planning and development, operations, branding and marketing, and government experience.

Age 54

CONTINUING DIRECTORS – CLASS II – TERM TO EXPIRE AT THE 2016 ANNUAL MEETING

Richard J. Harshman Age 58

Mr. Harshman became Chairman, President and Chief Executive Officer in May 2011. He was President and Chief Operating Officer from August 2010 until May 2011. Prior to that, he served as Executive Vice President, Finance and Chief Financial Officer from 2003 to August 2010. Mr. Harshman joined the Company in 1978 and served in several financial management roles for the Company.

The Board believes that Mr. Harshman’s qualifications include his experience in senior leadership positions, his intimate knowledge of the industry and ATI’s business given his tenure with the Company, and his financial expertise. Furthermore, the Board believes that Mr. Harshman’s current position as Chairman, President and Chief Executive Officer provides a unified vision for ATI.

Mr. Harshman currently serves on the Board of Directors of Ameren Corporation, since 2013.

Carolyn Corvi Age 63

Upon her retirement in 2008, Ms. Corvi concluded a 34-year career with The Boeing Company, a diversified aerospace company, where she most recently served as Vice President, General Manager of Airplane Programs, Boeing Commercial Airplanes, a position she held from 2005 until her retirement.

Ms. Corvi has served on the ATI Board of Directors since September 2012. She is a member of each of the Audit Committee and the Technology Committee. The Board believes that Ms. Corvi’s qualifications include her extensive experience in the aerospace industry (ATI’s largest end market) and her knowledge of and experience in manufacturing.

Ms. Corvi currently serves on the Board of Directors of Hyster-Yale Materials Handling, Inc. (since 2012) and United Continental Holdings, Inc. (since 2010). Ms. Corvi served on the Board of Directors of Goodrich Corporation from 2009 until 2012 and Continental Airlines, Inc. from 2009 to 2010.

Barbara S. Jeremiah

Prior to her retirement in 2009, Ms. Jeremiah served as Executive Vice President of Alcoa, Inc., a leading aluminum producer, from 2002 until 2008, when she also assumed the position of Chairman’s Counsel.

Ms. Jeremiah was elected to the ATI Board of Directors in 2008 and currently serves on each of the Finance Committee and Technology Committee. The Board believes that Ms. Jeremiah’s qualifications include her strong background in the metals industry and significant strategic development and international experience.

Ms. Jeremiah served on the Board of Directors of Boart Longyear Limited from 2011 until March 2015 and was Chair of its Board of Directors from March 2013 until March 2015. Ms. Jeremiah served on the Board of Directors of EQT Corporation from 2003 to 2012 and First Niagara Financial Group, Inc. from 2010 to 2013.

Age 63

John D. Turner

Mr. Turner served as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, from 2001 until his retirement in 2003.

Mr. Turner joined the ATI Board of Directors in 2004. He currently serves as the Chair of the Technology Committee and is a member of each of the Finance Committee and the Nominating and Governance Committee. The Board believes that Mr. Turner’s qualifications include his experience in executive oversight and senior leadership positions, background in the manufacturing sector, and familiarity with industrial and technical matters.

Mr. Turner has served on the Board of Directors of Matthews International Corporation since 1999 and as its Chairman since February 2010.

Age 69

CONTINUING DIRECTORS – CLASS III – TERM TO EXPIRE AT THE 2017 ANNUAL MEETING

James C. Diggs

Prior to his retirement in July 2010, Mr. Diggs was Senior Vice President and General Counsel of PPG Industries, Inc., a producer of coatings, glass and chemicals, since 1997. He held the position of Secretary from 2004 to 2009.

Mr. Diggs has served on the ATI Board of Directors since 2001. He is Chair of the Finance Committee and also serves on each of the Audit Committee and the Nominating and Governance Committee. The Board believes that Mr. Diggs’s qualifications include his experience with industry and legal matters, his senior leadership at a global public company, and his experience with domestic and international operations.

Mr. Diggs also serves on the Board of Directors of Brandywine Realty Trust (since 2011).

Age 66

J. Brett Harvey

Mr. Harvey is Chairman of CONSOL Energy Inc., a leading diversified energy company in the United States, a position he has held since June 2010. He was Executive Chairman from May 2014 to January 2015. Mr. Harvey was Chief Executive Officer of CONSOL Energy Inc. from 1998 until May 2014. He also served as President from 1998 until February 2011. Mr. Harvey was Chief Executive Officer of CNX Gas Corporation, a subsidiary of CONSOL Energy, Inc., from 2009 to 2010.

Mr. Harvey was elected to the ATI Board of Directors in 2007 and currently serves on each of the Nominating and Governance Committee and the Personnel and Compensation Committee. The Board believes that Mr. Harvey’s qualifications include his significant oversight experience from serving as chief executive officer of public companies, his industry experience in the oil and gas market (a large end market for ATI), and his operational expertise.

Mr. Harvey has served on the Boards of Directors of CONSOL Energy Inc. (since 1998) and Barrick Gold Corporation (since 2005). He also served on the Board of Directors of CNX Gas Corporation from 2005 to 2010 and as its Chairman from 2009 to 2010.

Age 64

Louis J. Thomas

Mr. Thomas served as Director, District 4, United Steelworkers of America for the Northeastern United States and Puerto Rico, prior to his retirement in 2004.

Mr. Thomas was elected to the ATI Board of Directors in 2004 and is a member of each of the Audit Committee and Technology Committee. The United Steelworkers (“USW”) initially proposed the nomination of Mr. Thomas in connection with the 2004 labor negotiations with Allegheny Ludlum, an ATI company. At that time, the Company agreed that the International President of the USW can propose to the Company’s Chairman a nominee for director. The USW nominee is to be a prominent individual with experience in public service, labor, education or business who meets the qualifications review required of all Company directors. Upon recommendation by the Nominating and Governance Committee and election to the Board by the stockholders, the USW nominee is expected to serve for a term as would any other director. The Board believes that Mr. Thomas’s qualifications include his broad experience with labor relations and the industrial and technical matters affecting our business.

Age 72

OUR CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

ATI’s Board of Directors has adopted Corporate Governance Guidelines, which are designed to assist the Board in the exercise of its duties and responsibilities to the Company. They reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management level with a view of achieving ATI’s strategic objectives. They are subject to modification by the Board from time to time. You can find the Company’s Corporate Governance Guidelines on our website, www.atimetals.com, at “About ATI – Corporate Governance.”

NUMBER AND INDEPENDENCE OF DIRECTORS

The Board of Directors determines the number of directors. The Board currently consists of eleven members: Richard J. Harshman (Chairman), Carolyn Corvi, Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, David J. Morehouse, John R. Pipski, James E. Rohr, Louis J. Thomas and John D. Turner.

In accordance with the Corporate Governance Guidelines, at least 75% of the Company’s directors are, and at least a substantial majority of its directors will be, “independent” under the guidelines set forth in the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s categorical Board independence standards, which are set forth in the Corporate Governance Guidelines. A director is “independent” only if the director is a non-management director and, in the Board’s judgment, does not have a material relationship with the Company or its management. The Board does not consider Richard J. Harshman, Chairman, President and Chief Executive Officer of the Company, to be independent.

The Board, at its February 26, 2015 meeting, affirmatively determined that the remaining ten of the Company’s current directors, Carolyn Corvi, Diane C. Creel, James C. Diggs, J. Brett Harvey, Barbara S. Jeremiah, David J. Morehouse, John R. Pipski, James E. Rohr, Louis J. Thomas and John D. Turner, are independent in accordance with the foregoing standards. These directors have no relationships with ATI other than as directors and stockholders of the Company.

David J. Morehouse serves as the Chief Executive Officer and President of Pittsburgh Penguins LLC, which owns and operates the Pittsburgh Penguins National Hockey League team, and Pittsburgh Arena Operating LLC (collectively, the “Entities”) and other affiliated entities. The Company is a party to a sponsorship agreement (the “Sponsorship Agreement”) with Pittsburgh Penguins LLC, pursuant to which the Company pays an annual fee to Pittsburgh Penguins LLC in exchange for sponsorship opportunities associated with the Pittsburgh Penguins National Hockey League franchise. The Company is party to an arena executive suite license agreement (the “License Agreement” and with the Sponsorship Agreement, the “Agreements”) with an entity that is affiliated with Pittsburgh Arena Operating LLC. The annual fees paid by the Company to the Entities represents a de minimis portion of both the Company’s revenues and the revenues of the Entities, and, therefore, all amounts were substantially less than the thresholds set forth in the NYSE’s listing standards which disqualify a director from being independent. Mr. Morehouse’s compensation is not affected by the fees that the Company pays pursuant to the Agreements. The Board has determined that (A) the Agreements (i) provide for commercial transactions carried out at arm’s length in the ordinary course of business, (ii) are not material to the Entities or to Mr. Morehouse, (iii) do not and would not potentially influence Mr. Morehouse’s objectivity as a member of the Company’s Board of Directors in a manner that would have a meaningful impact on his ability to satisfy requisite fiduciary standards on behalf of the Company and its stockholders, and (iv) do not preclude a determination that Mr. Morehouse’s relationship with the Company in his capacity as Chief Executive Officer and President of the Entities is immaterial, and (B) Mr. Morehouse is an independent director under NYSE existing guidelines and the Company’s categorical Board independence standards.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”); specifically, Audit Committee members may not receive any compensation from the Company other than their directors’ compensation. The

Board has determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and SEC rules.

BOARD LEADERSHIP

Under the Company’s Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines, the Board of Directors has the flexibility to determine whether it is in the best interests of the Company and its stockholders to separate or combine the roles of Chairman and Chief Executive Officer of the Company at any given time. Whenever a Chairman and/or Chief Executive Officer is appointed, the Board of Directors assesses whether the roles should be separated or combined based upon its evaluation of, among other things, the existing composition of the Board of Directors and the circumstances at the time. The Board has considered the roles and responsibilities of the Chairman and the Chief Executive Officer, and, while it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, it currently believes that the Company and its stockholders are best served by having Mr. Harshman serve concurrently as Chairman and Chief Executive Officer. The Board of Directors believes that Mr. Harshman’s service in both capacities promotes unified leadership and direction for the Company and allows for a single, clear focus on the efficient implementation of the Company’s strategies to maximize stockholder value over the long-term. In addition, the Board of Directors believes that Mr. Harshman, serving in both capacities, has been an effective bridge between the Board and the Company’s management.

Ms. Creel, one of our independent directors, has been elected to serve as the Company’s Lead Independent Director. The Lead Independent Director is the principal liaison between the independent directors and the Chairman on Board-wide issues. The Lead Independent Director has the authority to preside at meetings of the Board in the absence of the Chairman, including executive sessions of the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors when necessary and appropriate. Other responsibilities of the Lead Independent Director include (i) communicating with, and appropriately facilitating communication among, independent directors between meetings, when appropriate; (ii) advising the Chairman regarding schedules, agendas and the quantity, quality and timeliness of information for Board and Committee meetings; (iii) serving as a contact for the Company’s stockholders wishing to communicate with the Board other than through the Chairman, when appropriate, and communicating with other external constituencies, as needed; (iv) advising and consulting with the Chairman on matters related to corporate governance and Board performance; and (v) generally serving as a resource for, and counsel to, the Chairman.

The Board of Directors believes that this leadership structure is appropriate for the Company and in the best interests of the Company’s stockholders at this time. Through governance features such as (i) the establishment of a Lead Independent Director position with the responsibilities described above; (ii) the appointment of only independent directors to the standing committees of the Board of Directors, including the Audit Committee, Nominating and Governance Committee, and Personnel and Compensation Committee; and (iii) the regular use of executive sessions of the independent directors, the Board is able to maintain appropriate independent oversight of our business strategies and activities. These governance features have been effective in promoting a full and free discussion and analysis at the Board level of issues important to the Company. At the same time, the Board of Directors is able to take advantage of the blend of leadership, experience and extensive knowledge of the Company, our industry and the markets in which we compete that Mr. Harshman brings to the combined roles of Chairman and Chief Executive Officer.

BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors as a whole actively oversees the risk management of the Company. Enterprise risks – the specific financial, operational, business and strategic risks that the Company faces, whether internal or external – are identified and prioritized by the Board and management together, and then each specific risk is assigned to the full Board or a Board committee for oversight. The Nominating and Governance Committee periodically evaluates whether the identified risks are assigned to the appropriate Board committee (or to the Board) for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee and the Finance Committee oversee management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw material availability. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence of the Board, and the Personnel and Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation plans and policies and, in conjunction with the Board, key executive succession.

Management regularly reports to the Board or relevant Committee on actions that the Company is taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

DIRECTOR TERMS

The directors are divided into three classes and the directors in each class generally serve for a three-year term unless the director is unable to serve due to death, retirement or disability. The term of one class of directors currently expires each year at the annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced or by reassigning a director from another class. The Board may also create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors elected to the Board will stand for election by the stockholders at the next annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the following five standing committees: Audit Committee, Finance Committee, Nominating and Governance Committee, Personnel and Compensation Committee, and Technology Committee.

Only independent directors, as independence is determined in accordance with NYSE rules, are permitted to serve on the Audit Committee, the Nominating and Governance Committee, and the Personnel and Compensation Committee. All of the standing committees of the Board of Directors are comprised entirely of independent directors.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating and Governance Committee and the Personnel and Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each committee on our website www.atimetals.com, at “About ATI – Corporate Governance-Governance Highlights-Committee Charters.”

Audit Committee

The current members of the Audit Committee are John R. Pipski (Chair), Carolyn Corvi, James C. Diggs, David J. Morehouse, and Louis J. Thomas. The Board of Directors has determined that these committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence. The Board of Directors has also determined that Mr. Pipski meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Mr. Pipski has over 40 years of financial and tax accounting experience and served as a tax partner at Ernst & Young LLP until his retirement in 2001; thereafter, Mr. Pipski provided business advisory and financial and tax accounting services through his own firm until 2013.

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors. The Committee has the authority and responsibility for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors and the internal auditors have full access to the Committee and meet with the Committee with, and on a routine basis without, management being present.

The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction. For more information, see the “Certain Transactions” section of this Proxy Statement.

See also the Audit Committee Report in this Proxy Statement.

Finance Committee

The Finance Committee makes recommendations and provides guidance to the Board regarding major financial policies and actions of the Company. It also serves as named fiduciary of the employee benefit plans maintained by the Company.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing corporate governance matters. It oversees the annual evaluation of the Company’s Board and its committees. It also recommends to the Board individuals to be nominated as directors, which process includes evaluation of new candidates as well as an individual evaluation of current directors who are being considered for re-election. In addition, this Committee is responsible for administering ATI’s director compensation program. The Nominating and Governance Committee also performs other duties as are described in the Corporate Governance Guidelines and in the Committee’s charter.

Personnel and Compensation Committee

The Personnel and Compensation Committee, on behalf of the Board of Directors, establishes and annually reassesses the executive compensation program and the Company’s philosophy on executive compensation, which is more fully discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

One of the duties of the Personnel and Compensation Committee is to oversee Chief Executive Officer (“CEO”) and other executive officer compensation. The Committee reviews and approves corporate goals and objectives relevant to CEO and other executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors) based on this evaluation. The Committee also reviews and approves non-CEO executive officer compensation, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans that require Board approval. In addition, the Personnel and Compensation Committee administers ATI’s incentive compensation plans. For other executives, the Committee reviews and approves recommendations from management within plan parameters. However, the Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

The Personnel and Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of the CEO or other executive compensation. The Committee may also obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee historically has retained a compensation consultant, and the Committee engaged Pay Governance LLC (“Pay Governance”) as its independent provider of compensation consulting services for decisions relating to 2014 compensation. Please see the information under the “Compensation Consultant” caption of the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the role of the compensation consultant. The Committee also utilizes external legal advisors and assesses the independence of its advisors.

Representatives of Pay Governance and the Company’s legal advisors periodically attended meetings of the Committee. For portions of those meetings, the Chairman, President and Chief Executive Officer, the

Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, the Senior Vice President, Chief Human Resources Officer, and the Vice President, Human Resources also attend and are given the opportunity to express their views on executive compensation to the Committee. Please see the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about executive officer compensation.

Each member of the Personnel and Compensation Committee is a “non-employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

See also the Compensation Committee Report in this Proxy Statement.

Technology Committee

The Technology Committee reviews changing technologies and evaluates how they affect the Company and its technical capabilities and competitive position.

BOARD AND COMMITTEE MEMBERSHIP – DIRECTOR ATTENDANCE AT MEETINGS

During 2014, the Board of Directors held eight meetings. In 2014, directors attended 98% of all Board meetings and meetings of Board committees of which they were members.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). The Lead Independent Director presides over meetings of the independent directors.

A Board meeting is typically scheduled in conjunction with our annual meeting of stockholders and it is expected that our directors will attend absent good reason, such as a scheduling conflict. In 2014, all directors attended our annual meeting of stockholders except for Mr. Rohr, who was unable to attend due to a scheduling conflict.

The table below provides information with respect to current Board committee memberships of the non-employee directors. The table also sets forth the number of meetings held by each Board committee in 2014.

Director(1)	Audit	Finance	Nominating and Governance	Personnel and Compensation	Technology
C. Corvi	X				X
D. C. Creel(2)		X	C	X
J. C. Diggs	X	C	X
J. B. Harvey			X	X
B. S. Jeremiah		X			X
D. J. Morehouse	X				X
J. R. Pipski	C	X			X
J. E. Rohr				C
L. J. Thomas	X				X
J. D. Turner		X	X		C
Number of Meetings held in 2014	10	5	5	6	3

(1)	As Chairman, Mr. Harshman may attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Harshman present.

(2)	Ms. Creel serves as Lead Independent Director and presides over meetings of the independent directors, and may attend meetings of Committees of which she is not a member.

C—Denotes Committee chair.

DIRECTOR COMPENSATION

For 2014, the non-employee director compensation program consisted of: an annual retainer fee comprised of a cash payment of $60,000 and restricted stock valued at $100,000; a Lead Independent Director annual retainer fee of $20,000; a committee chairperson cash retainer fee of $15,000 for the Audit Committee and the Personnel and Compensation Committee and $10,000 for each other committee; $2,500 per day fee for attending Board meetings; and $1,500 for each committee meeting attended. The Company also pays for the directors’ travel, lodging, meal and other expenses connected with their Board service.

Non-employee directors of the Board earned the following in 2014:

Name(1)	Fees Earned Or Paid In Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
C. Corvi	112,000	96,198	0	0	0	4,838	213,036
D. C. Creel	151,000	96,198	0	0	0	6,150	253,348
J. C. Diggs	137,000	96,198	0	0	0	6,150	239,348
J. B. Harvey	106,500	96,198	0	0	0	6,150	208,848
B. S. Jeremiah	104,500	96,198	0	0	0	6,150	206,848
M. J. Joyce(2)	98,000	0	0	0	0	15,396	113,396
J. R. Pipski	126,568	96,198	0	0	0	6,025	228,791
J. E. Rohr	110,500	96,198	0	0	0	6,150	212,848
L. J. Thomas	112,000	96,198	0	0	0	6,150	214,348
J. D. Turner	122,000	96,198	0	0	0	6,150	224,348

(1)

Richard J. Harshman, Chairman, President and Chief Executive Officer, does not receive any compensation for his service on the Board of Directors. All compensation paid to Mr. Harshman by the Company for his service as an executive officer is reflected under “Summary Compensation Table for 2014.” David J. Morehouse is not included in the above chart because he joined the ATI Board in February 2015.

(2)	Mr. Joyce retired from the Board at the 2014 Annual Meeting of Stockholders in accordance with the Company’s mandatory retirement policy for directors.

(3)

This column reflects annual retainer fees, including committee chair and Lead Independent Director fees, as well as Board and committee meeting fees paid to the directors. Mr. Pipski’s amount includes an annual retainer fee for service as the Audit Committee chairperson, which was prorated from his appointment on May 1, 2014.

(4)

This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the restricted stock awards granted to directors under the Company’s Non-Employee Director Restricted Stock Program. Shares vest on the third anniversary of the date of grant, or earlier upon retirement, death or change of control, and expense is recognized over the vesting period. A discussion of the relevant assumptions made in the valuations may be found in Note 13 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(5)

Amounts in the column consist of dividends paid on directors’ restricted stock. Grants of restricted stock to non-employee directors accumulate stock dividends during the restriction period, and directors are entitled to receive dividends paid on the restricted shares only when the restrictions lapse. For Mr. Joyce, the amount includes payment under the Non-Employee Director Fee Continuation Plan following his retirement.

Based on a competitive market analysis performed by the compensation consultant, in December 2014, the Board approved certain changes to the Company’s non-employee director compensation program. Beginning in 2015, the non-employee director compensation program consists of: an annual retainer fee comprised of a cash payment of $125,000 and restricted stock valued at $100,000; a Lead Independent Director annual retainer fee of $30,000; and a Committee chairperson cash retainer fee of $15,000 for the Audit Committee and the Personnel and Compensation Committee and $10,000 for each other committee. Non-employee directors will not receive any separate fee for attending Board or committee meetings. The Company also will continue to pay for the directors’ travel, lodging, meal and other expenses connected with their Board service.

The Board encourages directors to obtain a meaningful stock ownership interest in the Company. Under the stock ownership guidelines applicable to all non-employee directors, each non-employee director is expected to own at least 10,000 shares of ATI Common Stock within five years of his or her initial election to the Board. Furthermore, directors are required to retain one-third of any awarded stock until compliance with the guidelines is achieved. Each of the directors was in compliance with the guidelines as of December 31, 2014 or is reasonably proceeding with compliance as of the applicable five-year anniversary of his or her initial election to the Board.

In 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for 2004, which was $28,000, will be paid annually to the members of the Board as of December 31, 2004, following the termination of the director’s service as a Board member, for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

CORPORATE GUIDELINES FOR BUSINESS CONDUCT AND ETHICS

ATI has a code of ethics, which we refer to as the Corporate Guidelines for Business Conduct and Ethics (the “Code of Ethics”), that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and principal accounting officer. We require all directors, officers and employees to adhere to the Code of Ethics in addressing legal and ethical issues encountered in their work. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with applicable laws, conduct business in an honest and ethical manner, and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. The Code of Ethics includes a financial code of ethics specifically for our Chief Executive Officer, our Chief Financial Officer, and all other financial officers and employees, which supplements the general principles set forth in the Code of Ethics and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

All employees are provided with a copy of the Code of Ethics. In addition, each year, all officers and managers are required to certify as to their understanding of and compliance with the Code of Ethics. In addition, annually, we require all directors, officers and other employees to complete an interactive online ethics course addressing the Code of Ethics. This course is part of the Company’s broader ethics and compliance program, which includes online ethics training that is administered by a third party. In 2014, online ethics courses were administered addressing information security, anti-corruption, and accuracy of records.

The Company encourages employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communications between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth. Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Code of Ethics relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our website at www.atimetals.com. To date, no such amendments have been made or waivers granted.

A copy of the Corporate Guidelines for Business Conduct and Ethics, which includes the financial code of ethics, is available on our website, www.atimetals.com, at “About ATI – Code of Ethics”.

IDENTIFICATION AND EVALUATION OF CANDIDATES FOR DIRECTOR

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board. The Nominating and Governance Committee is comprised entirely of independent directors under the applicable rules and regulations of the NYSE and the SEC. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee’s charter is available at the Company’s website, www.atimetals.com at “About ATI – Corporate Governance”. Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and stockholders. For information on how to submit a candidate for consideration, please see the caption “2016 Annual Meeting and Stockholder Proposals”.

Preliminary interviews of director candidates may be conducted by the Chair of the Nominating and Governance Committee or, at her request, any other member of the Committee or the Chairman of the Board. Background material pertaining to director candidates is distributed to the Committee for review.

Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and key senior management. The results of these interviews are considered by the Nominating and Governance Committee in its deliberations.

Diversity is one of many criteria considered by the Board when evaluating candidates, though the Board does not have a formal policy regarding diversity. Director candidates are generally selected on the basis of the following criteria: their business or professional experience, recognized achievement in their respective fields, integrity and judgment, ability to devote sufficient time to the affairs of the Company, the diversity of their backgrounds, the skills and experience that their membership adds to the overall competencies of the Board, and the needs of the Company from time to time. ATI has been recognized for four consecutive years for having over 20% of the Board comprised of women. Nominees must also represent the interests of all stockholders. In accordance with the mandatory retirement policy for directors set forth in the Corporate Governance Guidelines, if a director will reach their 72nd birthday during his or her subsequent term, the Nominating and Governance Committee should take this fact into account in determining whether to recommend the nomination of the director. New directors added to the Board or to fill vacancies are expected to stand for re-election at the next annual meeting of stockholders.

In evaluating the needs of the Board, the Nominating and Governance Committee considers the qualifications of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), the Chairman, President and Chief Executive Officer, and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Additionally, the Committee conducts individual reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

PROCESS FOR COMMUNICATIONS WITH DIRECTORS

We maintain a process for stockholders and interested parties to communicate with the Board of Directors, the Lead Independent Director, or any individual director. ATI stockholders or interested parties who want to communicate with the Board, the Lead Independent Director, or any individual director can write to:

Lead Independent Director

c/o Corporate Secretary

Allegheny Technologies Incorporated

1000 Six PPG Place

Pittsburgh, PA 15222-5479

or call 1-877-787-9761 (toll free). Your letter or message should indicate whether you are an ATI stockholder. Depending on the subject matter, the Lead Independent Director and/or the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

2016 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934, proposals of stockholders submitted for inclusion in the proxy statement and form of proxy relating to the 2016 Annual Meeting of Stockholders must be received no later than November 21, 2015. Stockholder proposals should be sent to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

The Company’s Certificate of Incorporation and Bylaws provide that in order for director nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. For such notices to be timely, the provisions of the Company’s Certificate of Incorporation and Bylaws require that notice be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our 2016 Annual Meeting of Stockholders, we must receive any such notice on or after February 1, 2016 and on or before February 16, 2016. The notice must contain certain information specified in the Company’s Certificate of Incorporation and Bylaws. Stockholders may obtain copies of our Certificate of Incorporation and Bylaws by writing to the Corporate Secretary at the address set forth above. Copies of our Certificate of Incorporation and Bylaws have been filed with the SEC and can be viewed on our website, www.atimetals.com at “About ATI – Corporate Governance.”

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholder-recommended candidates will be evaluated by the Committee on the same basis as other candidates. Stockholder recommendations should be sent to the Corporate Secretary at the address set forth above, who will forward the information to the Committee.

The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company will deliver only one copy of its annual report and proxy statement to stockholders of record who share the same address and last name unless the Company has received contrary instructions from an affected stockholder. This procedure reduces the Company’s printing costs and mailing costs and fees. Upon written or oral request, the Company will promptly deliver a separate annual report and proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you would like to receive a separate copy of the annual report or proxy statement for this meeting or opt out of householding, or if you are a stockholder eligible for householding and would like to participate in householding, please send a request addressed to ATI’s Corporate Secretary at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, or call (412) 394-2800. Many brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

STOCK OWNERSHIP INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and statutory insiders and by persons who beneficially own more than ten percent of a registered class of the Company’s equity securities. Based upon a review of filings with the SEC and written representations, the Company believes that, in 2014, all such persons complied with the reporting requirements of Section  16(a) of the Securities Exchange Act of 1934 on a timely basis.

FIVE PERCENT OWNERS OF COMMON STOCK

The entities listed in the following table are beneficial owners of five percent or more of ATI Common Stock as of December 31, 2014, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,118,555	(2)	7.4%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	5,928,219	(3)	5.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,456,119	(4)	5.0%

(1)	Percentages are based on shares of Company Common Stock outstanding as of March 1, 2015, as of which date there were 109,203,465 shares of Company Common Stock outstanding.

(2)

Based on a Schedule 13G filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), made on February 10, 2015 by The Vanguard Group, Inc. (“Vanguard”), Vanguard had sole voting power with respect to 143,874 shares, sole dispositive power with respect to 7,013,503 shares, and shared dispositive power with respect to 136,674 shares at December 31, 2014.

(3)

As reported in a Schedule 13G filing under the Exchange Act made on February 9, 2015 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr., the shares are beneficially owned at December 31, 2014 by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI.

(4)

Based on a Schedule 13G filing under the Exchange Act, made on February 3, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power with respect to 4,707,054 shares and sole dispositive power with respect to 5,456,119 shares at December 31, 2014.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth the shares of Common Stock reported to the Company as beneficially owned as of March 1, 2015 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table, and for all directors, officers and other statutory insiders as a group. Unless indicated otherwise below, the information provided in the following table is based on the Company’s records, information filed with the SEC, and information furnished by the respective individuals.

Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Carolyn Corvi	8,558	*
Diane C. Creel	31,079	*
Hunter R. Dalton	166,407	*
Patrick J. DeCourcy	64,426	*
James C. Diggs	19,919	*
Terry L. Dunlap(4)	65,772	*
Richard J. Harshman	468,700	*
J. Brett Harvey	20,381	*
Barbara S. Jeremiah	21,262	*
David J. Morehouse(5)	0	*
John R. Pipski	10,514	*
James E. Rohr	29,797	*
John D. Sims	131,332	*
Louis J. Thomas	17,205	*
John D. Turner	27,816	*
All directors, nominees, named executive officers and other statutory insiders as a group (20 persons)	1,328,992	1.22%

*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock.

(1)

For biographical information regarding the beneficial owners, please see pages 13-16 and 28 of this Proxy Statement. The business address for each beneficial owner is c/o Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222.

(2)

The table includes shares of restricted stock (with respect to directors), and performance/restricted stock under the Performance/Restricted Stock Program and the Long-Term Shareholder Value component of the Long Term Performance Plan (with respect to officers and statutory insiders) in the following amounts: each of Mses. Creel and Jeremiah and Messrs. Diggs, Harvey, Pipski, Rohr, Thomas and Turner, 9,129; Ms. Corvi, 7,558; Mr. Harshman, 227,437; Mr. DeCourcy, 62,740; Mr. Dalton, 83,030; Mr. Sims, 81,374; Mr. Dunlap, 52,902; and for all directors, nominees, officers and other statutory insiders as a group, 812,290. Mr. Dunlap’s restricted stock awards will be prorated to the date of his retirement from the Company of December 31, 2014 when the restricted period ends. The table includes shares held jointly with the named individuals’ spouses. The table also includes 25,687 shares owned by Mr. Harshman’s spouse with respect to which Mr. Harshman disclaims beneficial ownership.

The table includes shares issuable pursuant to stock options that are currently exercisable in the following amounts: each of Messrs. Rohr, Thomas, and Turner, 1,000; and for all directors, nominees, officers and other statutory insiders as a group, 3,000. There are no unvested stock options.

(3)	As of March 1, 2015, there were 109,203,465 shares of Company Common Stock outstanding.

(4)	Mr. Dunlap retired from the Company effective December 31, 2014.

(5)	Mr. Morehouse joined the ATI Board on February 26, 2015 and will receive a grant of restricted stock pursuant to the non-employee director restricted stock program following the 2015 Annual Meeting.

MEMBERS OF ATI’S MANAGEMENT EXECUTIVE COUNCIL

The following lists the members of the management Executive Council as of March 1, 2015. For further information, see Item 1 captioned “Executive Management, Including Executive Officers under the Federal Securities Laws” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Richard J. Harshman, 58, is Chairman, President and Chief Executive Officer. Mr. Harshman’s biographical information can be found on page 14 of this Proxy Statement.

Patrick J. DeCourcy, 52, has served as Senior Vice President, Finance and Chief Financial Officer since December 2013. He was Interim Chief Financial Officer from July 2013 to December 2013. From 2011 to July 2013, Mr. DeCourcy provided assistance to ATI executive management with business integration and strategic investments and was Senior Director, Strategic Projects and Business Integration, from March 2012 to July 2013. From 2000 to April 2010, he served as Vice President, Finance and Administration of ATI Specialty Materials.

Hunter R. Dalton, 60, became Executive Vice President, ATI High Performance Specialty Materials Group in May 2011. He has served as President, ATI Specialty Materials since 2008. Previously, he served as Group President, ATI Long Products from 2008 to May 2011. From 2003 to 2008, Mr. Dalton served as Senior Vice President of Sales and Marketing for ATI Specialty Materials.

John D. Sims, 55, has served as Executive Vice President, ATI High Performance Components Group since September 2013. Mr. Sims was President, ATI Forged Products from September 2013 to April 2014. Previously, he was Executive Vice President, Primary Titanium Operations, and Engineered Alloys and Products beginning in February 2013. Prior to that, Mr. Sims served as Executive Vice President, Primary Metals and Exotic Alloys from May 2011 to February 2013 and President, ATI Specialty Alloys and Components from 2008 to February 2013. Previously, he was Group President, ATI Primary Metals and Exotic Alloys from February 2011 to May 2011.

Robert S. Wetherbee, 55, began serving as Executive Vice President, ATI Flat Rolled Products Group on January 1, 2015. He served as President, ATI Flat Rolled Products beginning April 1, 2014. Prior to that, Mr. Wetherbee was President and Chief Executive Officer of Minerals Technologies, Inc. from January 2013 until February 2014. Mr. Wetherbee was President of ATI’s tungsten materials business from 2010 through 2012. Previously, he was Vice President of Market Strategy of Alcoa Inc. from 2006 through 2009.

Elliot S. Davis, 53, became Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary in May 2011. Previously, Mr. Davis was Vice President and General Counsel from August 2010 to May 2011. Mr. Davis served as Assistant General Counsel from 2008, when he joined the Company, to August 2010. Prior to that, Mr. Davis was a partner of the law firm K&L Gates LLP, where he practiced for nearly 20 years in its corporate, mergers and acquisitions and securities group.

Kevin B. Kramer, 55, was named Senior Vice President, Chief Commercial and Marketing Officer when he joined the Company in February 2014. Prior to joining ATI, Mr. Kramer was President – Stoneridge Wiring Division and Vice President of Stoneridge, Inc., from May 2012 through January 2014. Previously, Mr. Kramer worked for Alcoa, Inc. from 2004 until 2012, where he had served as President – Growth Initiatives and President – Wheel and Transportation Products.

Elizabeth C. Powers, 55, joined ATI in November 2014 as Senior Vice President, Chief Human Resources Officer. Ms. Powers served as Vice President, Human Resources and Chief Administrative Officer for Dresser-Rand Group, Inc. from 2010 until 2012 and from 2005 to 2009. She was named Vice President, Human Resources of Dresser-Rand Group in April 2004. From 2012 until she joined ATI, Ms. Powers worked in academia. In 2009 and 2010, Ms. Powers worked in the public policy and non-profit sectors.

ITEM 2 — APPROVAL OF THE ALLEGHENY TECHNOLOGIES INCORPORATED 2015 INCENTIVE PLAN

INTRODUCTION

The Company proposes to adopt the 2015 Incentive Plan (the “Plan”) to authorize the issuance thereunder of a total of 3.5 million shares of ATI Common Stock. We are also asking stockholders to approve the material terms of the performance measures and individual award limits set out in the Plan for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”). The following is a summary of the Incentive Plan. A summary of the key provisions of the Plan is set forth below and qualified by reference to the complete text of the Plan, which is attached as Appendix A to this Proxy Statement.

The Company presently sponsors the 2007 Incentive Plan, under which grants have been made as generally described below. Upon the approval of the Plan by the shareholders at the 2015 Annual Meeting of Stockholders, the 2007 Incentive Plan will be terminated. Grants made under the 2007 Incentive Plan will remain in effect in accordance with their respective terms.

PLAN HIGHLIGHTS

The Plan authorizes independent members of the Board of Directors or an authorized committee or subcommittee of independent members of the Board to make incentive awards, including stock-based awards, to Company employees, and stock-based awards to non-employee members of ATI’s Board of Directors. Some key features of the Plan are set forth below, and are more fully described under the caption “Summary of the Plan.”

•

Plan Limits. The Plan authorizes an aggregate of 3.5 million shares for grant, subject to anti-dilution adjustments upon the occurrence of significant corporate events. No participant may receive stock options, stock appreciation rights (“SARs”) or other stock grants for more than 1 million shares or with a value of more than $15 million in any calendar year.

•

Plan Administration by Independent Directors. The Plan will be administered by a committee comprised solely of independent directors. The Plan, as it applies to key officers and executives, will be administered by the Personnel and Compensation Committee. The Plan, as it applies to non-employee directors, will be administered by the Nominating and Governance Committee. Stockholder approval is required if the Plan is modified materially by increasing the benefits accrued to participants under the Plan, increasing the number of securities which may be issued under the Plan, modifying the requirements for participation in the Plan, or including a provision allowing the Board to lapse or waive restrictions at its discretion, or in other cases that require stockholder approval under the Code unless such compliance is no longer desired under the Code or necessary under any other applicable law or rule of any applicable listing exchange.

•	No Gross-ups. The Plan prohibits paying, advancing or reimbursing golden parachute taxes.

•

Minimum Vesting and Performance Periods. Awards of stock options, stock appreciation rights (“SARs”) and restricted shares that vest based on service to the Company generally must vest over a minimum three-year period, subject to vesting rules related to termination of service, change in control or shorter vesting periods that are not less than one (1) year as needed for recruitment purposes from time to time. Performance-based awards are required to have a performance period of at least one year.

•

No Repricing or Discounted Awards. The Plan prohibits repricing of awards. In addition, no awards of stock options or SARs will be granted with an exercise price of less than fair market value of Company Common Stock on the date of grant. The Plan prohibits various specific forms of option or SAR repricing.

•

Robust Clawback provisions. All Awards under the Plan are subject to a repayment obligation to the extent the payment was the result of inaccurate or incomplete information that resulted or contributed to a larger than deserved payment.

•

No Liberal Share Counting. The Plan prohibits shares of Common Stock that are tendered in payment of the exercise price of an option, withheld to satisfy a tax withholding obligation or repurchased by the Company with option proceeds from being used to increase the number of shares available for grant under the Plan. The full number of shares with respect to SARs are likewise counted against the Plan’s share pool.

•

Change in Control Requires Actual Control Purchase or Consummation. The Plan provides that a change in control, as defined under the Plan, is deemed to occur upon the consummation of a specified merger, consolidation, reorganization, dissolution, liquidation or sale transaction.

•	Dividends. Dividends are accumulated on grants of restricted stock and restricted stock units and paid, if at all, only at the time that the restrictions lapse.

•	Section 162(m) Compliant. The Plan is designed to allow certain awards made under the Plan to qualify as performance-based compensation under Section 162(m) of the Code.

WHY THE BOARD OF DIRECTORS BELIEVES THAT YOU SHOULD VOTE TO APPROVE THE 2015 INCENTIVE PLAN

The Board of Directors recommends a vote in favor of approval of the Plan because it believes that it is in the best interests of the Company and its stockholders, principally for the following reasons:

•

Equity Compensation Awards Are a Critical Recruitment and Retention Tool. The Company believes that its success and performance depends on its ability to attract, motivate and retain talented employees and directors. Equity awards under our long-term incentive compensation programs are a key component to maintaining a total compensation package that is competitive in the Company’s industry. A competitive compensation program is essential for attracting and retaining such employees, and equity compensation awards are an important and expected component of such a program. The Company would be at a significant competitive disadvantage if it could not use Company stock-based awards to compensate employees.

•

Our Compensation Programs Are Aligned with Stockholder Interests. We believe that equity compensation is, by its nature, performance-based compensation. Equity compensation has been an important component of total compensation at our Company for many years because it is an effective tool for getting managers and employees to think and act like stockholders. Equity compensation fosters an employee ownership culture and motivates employees to create stockholder value because the value employees realize from equity compensation is based on the Company’s stock performance. A significant portion of our compensation is performance-oriented and “at risk” for our key employees, with achievement tied to the Company’s performance. The Company has stock ownership guidelines for its executives and targets long-term incentive compensation at the midpoint of its peer group. Our equity compensation plans, which emphasize restricted stock and performance awards, are our principal means of aligning the interests of employees with those of stockholders. Equity compensation also promotes a focus on long-term value creation because equity compensation awards are subject to vesting and/or performance conditions, and generally provide the greatest value to employees when held over the long-term. The Plan will allow us to maintain our means of aligning the interests of our employees with the interests of our stockholders.

•

Plan Approval Would Avoid Disruption in Compensation Programs. At December 31, 2014, there were 1.62 million shares of Common Stock available for issuance to employees and directors under the 2007 Incentive Plan. Therefore, to remain competitive without providing equity compensation, the Company would likely replace the components of the compensation package consisting of equity awards with cash or with other instruments that may not necessarily align employee interests with those of stockholders to the same extent as equity awards would have done. In addition, replacing equity awards with cash would increase cash compensation expense and use cash and other resources that could be better utilized if reinvested in our business.

•	The Company has Demonstrated Commitment to Sound Equity Compensation Practices and Pay-For-Performance. Our equity compensation practices are designed to be in line with peer group norms, and we believe that our historical share usage has been responsible and mindful of stockholder interests. Moreover, as explained in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s long term compensation programs are tied to Company performance.

•

The Plan Provides the Company with a Means to Grant Performance-Based Awards Under Code Section 162(m). The Plan provides a means by which the Company may grant stock options, SARs, performance-based restricted stock awards and certain performance-based cash awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Company may receive a tax deduction for awards that qualify as “performance-based compensation” under Section 162(m) without regard to the $1 million limit on tax deductions that may otherwise apply under Section 162(m).

SUMMARY OF THE PLAN

Purpose

The purpose of the Plan is to motivate and reward key officers and executives who contribute to Company profitability and, in the case of stock-based awards, to give these individuals and members of the Board of Directors a vested ownership interest in the Company’s growth and financial success. The Board believes that the Plan enhances the Company’s ability to attract and retain individuals with exceptional managerial, technical and professional skills upon whom, in large measure, the sustained growth and profitability of the Company depend.

Comparison with Existing Plan

The Plan continues to provide that a variety of stock- and cash-based awards are available for grant under the Plan, including for the issuance of stock awards to members of ATI’s Board of Directors.

Shares Authorized and Award Limits

If approved, the Plan authorizes the issuance of 3.5 million shares of Common Stock of the Company. At December 31, 2014, there were 1.62 million shares available for future grants under the existing 2007 Incentive Plan. If the Plan is approved, the 2007 Plan will be terminated, grants outstanding under the 2007 Incentive Plan will continue in force in accordance with their respective terms and conditions and any remaining shares available under the 2007 Incentive Plan will be added to the Plan’s share pool.

Shares underlying awards that are terminated, unexercised, forfeited or otherwise surrendered are available for subsequent awards under the Plan. Shares that are tendered in payment of the exercise price of an option, withheld to satisfy a tax withholding obligation or repurchased by the Company with option proceeds are not again available for grant under the Plan. The full number of shares relating to outstanding SARs would likewise be counted against the Plan’s share pool. The number of shares available for issuance under the Plan will be subject to anti-dilution adjustments upon the occurrence of significant corporate events.

The Plan also contains annual limits on awards to individual participants. In any calendar year, no participant may be granted stock options, stock appreciation rights or other stock grants with regard to more than 1 million shares of Common Stock and more than $15 million. Any award payable over a period of more than one year will be pro-rated over the applicable period in determining the amount of the award granted in any calendar year.

Administration

The Personnel and Compensation Committee, composed entirely of independent directors, will administer the Plan as it applies to key officers and executives, and the Nominating and Governance Committee will administer the Plan as it applies to members of the Board of Directors. Each of the Personnel and Compensation Committee and the Nominating and Governance Committee, as applicable, is individually referred to as the “ATI Committee” and are collectively referred to as the “ATI Committees.” Members of the ATI Committees must be “non-employee directors” and “outside directors” to the extent required to meet applicable regulatory requirements. This means that they cannot be current or former Company officers or employees and may not receive compensation from the Company except in their capacity as directors. The independent members of the Board may assume responsibilities otherwise assigned to the ATI Committees and may amend, alter or discontinue the Plan at any time. However, none of these actions may impair a participant’s existing rights without the participant’s consent. Also, the independent Board members and the ATI Committees cannot amend the Plan without stockholder approval if the amendment would materially modify the Plan by increasing the benefits accrued to participants under the Plan, increasing the number of securities which may be issued under the Plan, modifying the requirements for participation in the Plan, or including a provision allowing the Board to lapse or waive restrictions at its discretion, or in other cases, if approval is required to qualify for or comply with applicable tax or regulatory requirements.

As the Plan applies to employees, the Personnel and Compensation Committee has the authority to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. As the Plan applies to non-employee directors, the Nominating and Governance Committee has the authority to determine the types of awards to be granted to directors and the number of shares covered, to set the terms and conditions of the awards and to cancel or suspend awards. Each ATI Committee also has the authority to interpret the Plan, establish and modify administrative rules, impose conditions and restrictions on awards, determine whether a transition to consultant or non-employee director constitutes a retirement, and take such other action it considers necessary or appropriate.

Eligibility

All officers and key employees of the Company and its subsidiaries are eligible to be selected as participants. All non-employee members of the Board of Directors are eligible to receive stock awards under the Plan. The Personnel and Compensation Committee may also grant awards, other than incentive stock options, to non-employees who, in its judgment, render significant services to the Company or any of its subsidiaries. The Company currently has approximately 200 officers and key employees who participate in the 2007 Incentive Plan and nine non-employee directors who participate in the 2007 Incentive Plan. If the Plan had been approved as proposed above, all grants to the named executive officers would still have been made.

Term

The Plan has an expiration date of April 30, 2025.

Stock Options

The Personnel and Compensation Committee may not grant to any participant incentive stock options having more than $100,000 in fair market value first becoming exercisable in any one calendar year, and the ATI Committees may grant nonqualified options that do not qualify as incentive stock options to participants. The ATI Committees determine the option grant price and the term of the option, although the price must be equal to or greater than the fair market value of the Common Stock on the date of the grant, and the price and terms of incentive stock options must meet the requirements of the Internal Revenue Code. An option is exercisable at such times after the passage of three years after its grant as the ATI Committees determine.

The participant must pay the option exercise price in full on exercise. The participant may pay the price in cash, by surrendering shares of Common Stock with a value equal to the exercise price, or by a combination of cash, shares of Common Stock, or other consideration approved by the respective ATI Committee.

Options will terminate on the terms and conditions that the ATI Committee specifies in the award agreement, although the term cannot exceed ten years. Generally, when a participant’s employment terminates for any reason other than death or disability or retirement (as defined in the Plan), any stock options that were not then exercisable expire and options that were then exercisable expire 30 days after the date of termination. In general, when a participant’s employment terminates due to death, all outstanding stock options vest and are exercisable for twelve months from the date of death. In the case of disability or retirement, options continue to vest and are exercisable over their remaining term.

The ATI Committee may permit participants to transfer stock option awards (other than incentive stock options) to immediate family members or family trusts. Otherwise, stock option awards are not transferable during the participant’s lifetime.

The Company has chosen to not grant stock options as a matter of policy, and has not granted stock options to employees since 2003. Although the ATI Committee retains discretion to award options, there is no present intention to do so except in recruitment or retention situations.

Stock Appreciation Rights

A stock appreciation right entitles the holder to receive, upon exercise, the excess of the fair market value of the shares on the exercise date over the SAR exercise price. The ATI Committee may grant SAR awards as stand-alone awards or in combination with a related option award under the Plan. The terms and conditions that govern the related stock option generally govern SARs granted in combination with options.

The ATI Committee determines the exercise prices of SARs, which will not be less than the fair market value of the underlying stock on the date of the grant. Payment upon exercise of SARs will be in cash or Common Stock, as determined by the ATI Committee.

Restricted Shares

Restricted shares are shares issued with conditions or contingencies. Until the conditions or contingencies are satisfied or lapse, the restricted stock is subject to forfeiture. The ATI Committees establish the terms and conditions applicable to a restricted stock award. Under the terms of the Plan, a grant of restricted shares is subject to a minimum forfeiture period of at least three (3) years or, so long as vesting is based on performance criteria, at least one (1) year. With respect to performance-based grants to covered employees (generally, the named officers in the Summary Compensation Table of the Proxy Statement), performance targets will be specified levels of one or more of the performance goals specified in the Plan. See “Performance-Based Compensation” below.

A recipient of restricted shares has the right to vote the shares and to receive dividends on the shares once the shares are earned unless the ATI Committee determines otherwise. If an employee participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as the ATI Committee may authorize.

The ATI Committees, in their sole discretion, may waive all conditions or contingencies relating to a restricted share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant) and subject to such terms and conditions as it deems appropriate.

Performance Awards

The ATI Committees may grant performance awards to participants on the terms and conditions specified by the ATI Committees. Under a performance award, a participant receives a payment from the Company based on the extent to which predetermined performance targets are achieved over a specified award period. Performance awards may be denominated and/or paid in cash, Common Stock or a combination of both, as determined by the ATI Committees.

The ATI Committees establish the duration of an award period and the performance targets. They also decide whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination.

In the case of awards to covered employees, the targets will generally consist of attaining specified levels of one or more of the performance goals specified in the Plan. See “Performance-Based Compensation” below. When circumstances occur which the ATI Committees determine to be extraordinary and to cause predetermined performance targets to be an inappropriate measure of achievement, the ATI Committees, in their discretion, may adjust the performance targets to the extent consistent with the provisions of the Internal Revenue Code relating to the deductibility of the award for federal income taxes.

Generally, a participant will forfeit all rights to a performance award if the participant terminates employment before the end of the award period, unless the Personnel and Compensation Committee determines otherwise. On retirement, if the Personnel and Compensation Committee determines that an award should be paid, or in the case of death or disability, the award will be pro-rated based on the number of months the participant was employed during the award period.

Other Stock-Based Awards

The ATI Committee may make other awards of stock purchase rights or cash awards, Common Stock awards or other types of awards that are valued in whole or in part by reference to the value of the Common Stock. The ATI Committee will determine the conditions and terms that apply to these awards.

Short-Term Cash Incentive Awards

The Personnel and Compensation Committee may make performance-based annual cash incentive awards to covered employees, as follows:

•	The class of persons covered consists of those senior executives who the ATI Committee determines to be subject to Section 162(m) of the Internal Revenue Code.

•	The targets for annual incentive payments to covered employees will consist only of specified levels of the performance goals specified in the Plan. See “Performance-Based Compensation” below.

•

In administering the incentive program and determining incentive awards, the Personnel and Compensation Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by the executive’s attainment of the performance goals under the applicable payment schedule. The Personnel and Compensation Committee will have the flexibility, in its discretion, to reduce this amount.

Change in Control

In order to preserve the value of outstanding awards for participants in the event of a change in control of the Company, unless the ATI Committees determine otherwise at the time of the grant of a particular award, if a change in control of the Company occurs:

•	stock options and SARs immediately become exercisable;

•	the restrictions on all restricted shares lapse;

•	performance awards become immediately payable; and

•	all other awards under the Plan vest and become nonforfeitable.

A change in control of the Company means any of the following events:

•	the acquisition of 25% or more of the Common Stock by a person or group, other than an acquisition approved by the Board of Directors;

•

a change in the composition of the Company’s Board of Directors such that the individuals who constitute the Board of Directors as of the effective date of the Plan no longer constitute at least two-thirds of the Company’s Board of Directors (unless the change is made by persons nominated by a Board at least two-thirds of whom were incumbent Board members);

•	consummation of certain mergers, reorganizations or consolidations; or

•	consummation of a complete liquidation or dissolution of the Company or a sale or other disposition of substantially all of the Company’s assets.

Performance-Based Compensation

Section 162(m) of the Code limits the amount of the deduction that a company may take on its U.S. federal tax return for compensation paid to any covered employees (Section 162(m) refers to the named officers in the Summary Compensation Table of the proxy statement, other than the chief financial officer, as “covered employees”). The limit is $1 million per covered employee per year, with certain exceptions. This deductibility cap does not apply to compensation that qualifies as “performance-based compensation” under Section 162(m). The Company believes that certain awards under the Plan may qualify as performance-based compensation, if stockholders approve the Plan and it is otherwise administered in compliance with Code Section 162(m).

The Plan contains a number of measurement criteria that the Personnel and Compensation Committee may use to determine whether and to what extent a covered employee has earned a restricted stock award, performance award, other stock-based award or a short-term cash award.

The measurement criteria that the Personnel and Compensation Committee may use to establish specific levels of performance goals include any one or a combination of the following: operating income, operating profit, income before taxes, net income, earnings per share, return on investment or working capital, return on stockholders’ equity, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), balanced scorecard, reductions in inventory, inventory turns and on-time delivery performance. The Personnel and Compensation Committee may set performance goals based on the achievement of specified levels of corporate-wide performance or performance of the Company subsidiary or business unit in which the participant works, safety measures, and other quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities. The Committee may make downward adjustments in the amounts payable under a performance-based compensation award, but it may not increase the award amounts or waive the achievement of a particular goal.

Tax Aspects of the Plan

The following tax discussion is a general summary of the U.S. federal income tax consequences to the Company and the participants in the Plan as of the date of this Proxy Statement. The discussion is intended solely for general information and does not make specific representations to any award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as employment, estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each participant is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

The grant of a nonqualified stock option or SAR under the Plan has no U.S. federal income tax consequences for the participant or the Company. Upon exercise of a non-qualified stock option or SAR, the Company may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the exercise price of the stock option or SAR. The Personnel and Compensation Committee may permit participants to surrender Common Stock or have Common Stock withheld from the shares otherwise issuable in connection with the award to satisfy the required withholding tax obligation.

In the case of incentive stock options awarded to an employee, the participant does not recognize income on the grant or the exercise and the Company is not entitled to a deduction. However, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price is counted in determining the participant’s alternative minimum taxable income. When the participant disposes of the shares acquired on the exercise of an incentive stock option, the gain or loss recognized is treated as long-term capital gain or loss unless the disposition occurs within one year after the exercise or within two years after the grant of the incentive stock option; if the participant makes an earlier disposition of these shares, the participant may recognize ordinary income, to the extent the fair market value of the Common Stock on the date of exercise exceeds the exercise price (but not in excess of the amount the participant realizes in connection with the disposition) and the Company may take a deduction at the same time and for the same amount. The participant will also recognize capital gain, to the extent the amount realized on the sale of the Common Stock exceeds the participant’s basis in the Common Stock, which gain will be long-term or short-term, depending on how long the participant has held the Common Stock.

In the case of Plan awards (other than stock options or SARs) that are settled either in Common Stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the Common Stock or other property received. The Company may take a deduction for the same amount.

In the case of Plan awards (other than stock options or SARs) that are settled either in cash or in Common Stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of the Common Stock or other property received (less any amount paid by the participant) when the Common Stock or other property first becomes transferable or not subject to substantial risk of forfeiture, whichever occurs first. The Company may take a deduction at the same time and for the same amount. In the case of awards of restricted shares, a participant could, within 30 days after the date of the award, elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted shares occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted shares at the time of grant and the Company will generally receive a corresponding deduction at that time. Any later appreciation in the value of the restricted shares would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted shares. If, however, restricted shares are forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares received, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

The Personnel and Compensation Committee has discretion as to any award under the Plan to grant a participant a separate cash amount at exercise, vesting or lapse of restrictions to meet mandatory tax withholding obligations or to reimburse for any individual taxes paid.

The deductibility under the Code of compensation payable under the Plan to covered employees is subject to the requirements of Section 162(m).

Awards to Executives

While the Personnel and Compensation Committee has established general guidelines with respect to its compensation programs for officers and key employees which are described in the Compensation Discussion and Analysis section of this Proxy Statement, the designation of specific participants and the amount of any other award that may be made under the Plan will be determined in the discretion of the Personnel and Compensation Committee, up to the limitations on individual awards set forth in the Plan. Because awards under the Plan are discretionary, awards are generally not determinable at this time.

Recent Share Price

On March 9, 2015 (the record date for the Annual Meeting), the closing trading price on the New York Stock Exchange for Company Common Stock was $32.95 per share.

Equity Compensation Plan Information

The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2014:

(in thousands, except per share amounts) Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options(a)	Weighted Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)
Equity compensation plans approved by stockholders	9	61.78	1,620
Equity compensation plans not approved by shareholders	—	—	—
Total	9	61.78	1,620

(a)

Represents shares available for issuance under the 2007 Incentive Plan, which was amended and restated in 2010 and further amended in 2012 (which provides for the issuance of stock options and stock appreciation rights, restricted shares, performance and other stock-based awards). See Note 13 of the Company’s Annual Report on Form 10-K for a discussion of the Company’s stock-based compensation plans.

(b)	The average remaining contractual life of outstanding options is 1.13 years.

Vote Required for Approval

Approval of the Plan requires the affirmative vote of a majority of votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The Board has approved the Plan and believes it to be in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

APPROVAL OF THE COMPANY’S 2015 INCENTIVE PLAN.

ITEM 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the voting results for the proposal considered at the Company’s 2011 Annual Meeting of Stockholders regarding the frequency of advisory (non-binding) votes to approve the compensation of ATI’s named executive officers, the Company determined to hold an advisory vote to approve the compensation of ATI’s named executive officers every year until the next stockholder vote on the frequency of such advisory votes, which we expect to be in 2017. A stockholder vote on the frequency of such advisory votes is required to be held at least once every six years.

Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 39. This proposal, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory, and not binding on our Company, it will provide information to our Personnel and Compensation Committee (the “Committee”) regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will consider when determining executive compensation for the remainder of 2015 and in future years. Last year, our Say-On-Pay proposal received over 97% approval.

The Committee continually reviews the compensation program for our named executive officers to ensure that it achieves the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

We ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders.”

The Say-On-Pay vote is advisory, and therefore not binding on the Company. The Board of Directors and the Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Personnel and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT

TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND

EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND

ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL

DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses material information relating to our executive compensation plans for the following executive officers of the Company:

•	Richard J. Harshman, Chairman, President and Chief Executive Officer;

•	Patrick J. DeCourcy, Senior Vice President, Finance, and Chief Financial Officer;

•	Hunter R. Dalton, Executive Vice President, ATI High Performance Specialty Materials Group;

•	John D. Sims, Executive Vice President, ATI High Performance Specialty Components Group; and

•	Terry L. Dunlap, Former Executive Vice President, ATI Flat Rolled Products Group.

Messrs. Harshman, Dalton, DeCourcy, Sims, and Dunlap are collectively referred to as the “named executive officers.” Mr. Dunlap retired from the Company effective December 31, 2014.

SUMMARY OF OUR EXECUTIVE COMPENSATION PROGRAM

Set forth below is a summary of ATI’s executive compensation practices, the 2014 Say-on-Pay vote, changes to the executive compensation program over recent years, pay for performance philosophy, and financial highlights. For many years, a fundamental principle of the Company’s executive compensation program has been to tie compensation to the achievement of specific financial and performance goals that further ATI’s business plans, reward actual performance, and are effective in achieving the Company’s underlying compensation goals.

Our Compensation Practices

WHAT WE DO:

•	Link compensation to ATI performance.

–	Approximately 80% of compensation opportunities for the named executive officers are tied to performance. Performance drives pay.

–

Cash bonus and equity incentive plans are based on the attainment of business plan performance metrics such as net income, income before taxes, strategic operational goals, and total stockholder return relative to a peer group.

–	Payments are made only when the performance targets are achieved.

•	Compensation aligned to stockholder interests.

–	In recent years, approximately 75% of compensation opportunities for the named executive officers are equity-based.

–	The business plan performance metrics are aimed to achieve sustained profitable growth.

•	Robust stock ownership guidelines.

–	ATI maintains stock ownership guidelines for executives and other managers in order to foster an ownership culture within the Company, as discussed beginning on page 64.

–	In 2014, the Committee increased the ownership guidelines for the CEO and for business unit presidents. All named executive officers’ ownership surpasses the guidelines.

•	Double-trigger change-in-control agreements.

–	Our change in control agreements require both consummation of change in control of the Company and termination of the executive from his or her position (“double trigger”).

•	Clawback policy.

–

Each member of the management Executive Council (which includes all named executive officers) is subject to clawback arrangements requiring the return of compensation to the extent that information used to calculate the achievement of earnings or other performance measures is subsequently determined to be materially incorrect.

–	The proposed 2015 Incentive Plan specifically includes clawback provisions in all awards made under the plan.

•

Risk mitigation. The Committee has developed a set of complementary but diverse goals and a balance of compensation forms that substantially reduce the possibility that the compensation process could provide incentive to undertake imprudent risk. The Committee’s independent compensation consultant conducted a comprehensive risk assessment in late 2014 and found that our executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. The consultant identified a number of features that mitigate risk:

–	The majority of compensation is delivered in the form of long-term performance-based equity awards.

–	Incentive awards are capped at 200% of target and are based on a variety of key financial and operational metrics.

–	The Company maintains rigorous stock ownership guidelines, an anti-hedging policy, and a clawback policy.

–	Appropriate administrative and governance features are in place to ensure the accuracy of incentive award calculations.

•

Independent compensation consultant. The Committee engaged Pay Governance to provide advice to the Committee regarding the Company’s executive compensation program. Pay Governance does not provide any other services to ATI.

WHAT WE DON’T DO:

•	No employment agreements. The Company has not entered into employment agreements with its executive officers.

•

No excise tax gross-ups in change in control agreements. All members of the management Executive Council and corporate officers have change in control agreements that do not include an excise tax gross-up provision.

•

No executive perquisites. The Company has eliminated perquisites such as personal air travel and club dues. The Company does provide a parking benefit to the named executive officers who work at corporate headquarters on the same terms as provided to a broader group of corporate employees. The Company does not provide tax gross-ups associated with the parking benefit.

•	No hedging transactions or pledging of ATI stock by officers and directors. The Company prohibits officers and directors from engaging in hedging or pledging transactions with respect to ATI stock.

•	No repricing of awards. No previously granted awards can be repriced or surrendered in exchange for new awards.

•	No defined benefit plan restoration. The Committee froze future accruals under the Supplemental Pension Plan and the defined benefit portion of the Benefit Restoration Plan as of December 31, 2014.

Investor Outreach and the 2014 Say on Pay Vote

We actively engage with our largest investors and solicit their feedback on corporate governance topics and ATI’s executive compensation program. The results of our engagement are reflected in our corporate governance practices and our executive compensation program in recent years. At the Company’s 2014 Annual Meeting of Stockholders, stockholders expressed a high level of support for our executive compensation program, with over 97% of the votes cast for approval of our Say-On-Pay proposal. We believe that this overwhelming approval by the stockholders reflects their acknowledgment of the significant changes made to ATI’s executive compensation program since Richard J. Harshman became Chairman, President and Chief Executive Officer in 2011.

Improvements to Our Executive Compensation Program

In 2014, the Committee continued its process of making the incentive plans more transparent as well as more consistent with peer group practices. The Committee, together with its compensation consultant, considered a number of alternate designs that could make the incentive plans simpler and more objective. The changes made by the Committee to the Company’s executive compensation program as illustrated and described below, more clearly tie financial performance and compensation and operate in a way that reflects evolving compensation practices.

	PRSP	TSRP	KEPP	Other Compensation Practices

2014	No changes.	New awards were discontinued.	New awards were discontinued.

Adopted the Long-Term Performance Plan, with two components, to replace new awards under TSRP and KEPP.

Froze the Supplemental Pension Plan effective December 31, 2014.

Increased CEO’s stock ownership guideline.

2013	Further reduced CEO’s target award opportunity.	Further reduced CEO’s target award opportunity. Increased the minimum (threshold) level of Company performance required for payout to be 35th percentile relative to peer group (from 25th percentile).	Reduced maximum payout opportunity under Level I by half to 5X, while preserving rigorous performance goals. Discontinued Level II.

Eliminated the excise tax gross-up provision from the CEO’s change in control agreement.

Eliminated excise tax gross-up provision from new or modified change in control agreements.

Restructured the benchmarking peer group to eliminate substantially larger and smaller companies.

Eliminated remaining gross-ups.

Formalized long-standing policy to prohibit hedging and pledging of stock by officers and directors.

	PRSP	TSRP	KEPP	Other Compensation Practices

2012	Maintained CEO target award opportunity at a reduced level.	Maintained CEO target award opportunity at a reduced level. Reduced the maximum payout opportunity to 200% of base salary (from 300%).	Changed structure of Level I performance targets to be incrementally more challenging between target and maximum levels.

Eliminated perquisites of personal use of corporate aircraft, payment of club dues, and related gross-ups.

Revised executive stock ownership guidelines to apply deeper into organization and require retention of stock until guidelines are met.

•

For 2014, the Committee discontinued new awards under the Key Executive Performance Plan (“KEPP”) and the separate Total Shareholder Return Plan (“TSRP”). Awards made in 2012 and 2013 under ongoing performance measurement periods remain in force in accordance with, and subject to, their respective terms and conditions. No other future awards will be made under those plans.

•

For 2014, the Committee adopted a new Long-Term Performance Plan (“LTPP”). The LTPP consists of two performance components. The first performance component under the LTPP for 2014 includes total shareholder return (“TSR”) as a performance measure because the Committee believes that measure keeps a focus on the returns on the Company Common Stock compared with those of our peer companies. The second performance component under the LTPP is the Long-Term Shareholder Value (“LTSV”). Under the LTSV for 2014, three-year performance restricted stock awards have been granted and will vest at the end of the three-year performance measurement period in whole or in part subject to the achievement of four strategic operational goals that are expected to create stockholder value over the long-term. Only members of the management Executive Council, which includes the named executive officers, participate in the LTSV.

•

For 2014, the Committee chose to retain the Performance/Restricted Stock Plan (“PRSP”) in its current form, which continues to exceed market standards for restricted stock plans by including a performance feature. The Committee has been advised by its compensation consultant that many peer companies sponsor restricted stock plans that have no performance requirement – rather, only time-based vesting. The PRSP covers not only named executive officers but also because it is the equity incentive plan available to the broadest group of salaried manager-level employees.

•

The CEO’s awards at target levels under the long-term compensation program consisting of PRSP and LTPP are designed to be earned at the approximate median of long-term compensation of the benchmarking peer group, if performance is at the median.

•	The Committee froze the Supplemental Pension Plan effective December 31, 2014.

•

The 2014 Annual Incentive Plan (“AIP”) targets were decreased by 10% for each member of the management Executive Council, which included the named executive officers. The decrease in AIP targets aligns short-term incentive compensation to within a more competitive market range.

•	For 2014, base salaries for the named executive officers were increased to better align with the competitive market and for internal pay equity.

The Effect of the Described Changes on our Actual Executive Compensation Levels

These changes and modifications were prospective at the time of implementation and will not be fully reflected in the compensation of our named executive officers until the applicable long-term incentive plans fully mature. These changes and modifications made in 2014, 2013 and 2012 are having the intended impact, as illustrated by the fact that CEO total direct compensation increased modestly in 2014 and is projected to increase in 2015 in line with ATI performance. The Committee was advised by its compensation consultant of the median target total direct CEO compensation for the Company’s benchmarking peer group. At year-end 2014, our CEO’s target total direct compensation approximated the benchmarking peer group median as a result of the changes discussed above, which were intended to better align it with the market and our compensation philosophy.

2014 Financial Highlights and Accomplishments

Throughout 2014, we focused on improving our market position and completing our strategic investments to enhance ATI’s position as a leading global specialty materials and components producer. These actions are aimed at improving our future performance and positioning ATI to benefit from long-term growth opportunities. Our major strategic accomplishments during 2014 include:

•

Successfully reaching several long-term agreements (LTAs) with strategic aerospace customers during 2014 and early 2015 valued at over $4 billion. These agreements secure significant growth on next-generation and legacy airplanes and are enabled by the capital investments, acquisitions, and technology innovations we have made during the past several years.

•

Completing the commissioning of our ATI Flat Rolled Products segment Hot-Rolling and Processing Facility (HRPF) at the end of 2014. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and consistently profitable business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to realize sales growth and cost reduction benefits as we increase production volume during 2015.

•

Our Rowley, UT titanium sponge facility becoming approved as a premium-quality (PQ) aero-engine supplier in December 2014. The PQ qualification process for our products used in jet engine rotating parts made with our sponge is expected to be completed by mid-2015. We continue to achieve improvements in key operational areas and expect to steadily increase production rates, and realize lower titanium production costs per pound, as we progress through 2015.

•

Acquiring two businesses that expand our value-added capabilities to provide components and near-net shape parts. ATI Flowform Products adds precision flowforming process technologies to ATI’s capabilities. ATI Cast Products Salem Operations adds precision machining capability.

•

Making several significant changes to our retirement benefit programs. These changes are part of ATI’s ongoing initiatives to create an aligned and integrated business with a market competitive, cost competitive, and consistent health, welfare and retirement benefit structure across our operations. As a result of these changes, which are expected to gradually improve our ability to control our retirement benefit obligations, we expect to incur lower retirement benefit expense in future years.

•	Paying down $414.9 million of debt, including $397.5 million paid at maturity on our 2014 convertible notes.

•

Maintaining a solid liquidity position, with approximately $270 million in cash on hand and no borrowings outstanding under our $400 million domestic borrowing facility at the end of the year. Total debt to total capital was 37.0% at December 31, 2014, compared to 40.2% at the end of 2013. We have no significant debt maturities for the next four years.

•

Continuing our focus on safety, with our 2014 OSHA Total Recordable Incident Rate and Lost Time Case Rate improving to 2.07 and 0.39, respectively, which we believe to be competitive with world-class performance in our industry.

In addition, we are near the end of our multi-year cycle of capital expenditures on major strategic investments.

The Company’s financial performance in 2014 relative to prior years is shown the line graph below, which includes the CEO’s total realized compensation (“TRC”), as defined by ATI to illustrate alignment between ATI’s executive compensation program and financial performance.

Please see the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, for a complete discussion of the Company’s financial performance and factors affecting performance for the fiscal year ended December 31, 2014.

Pay for Performance and Pay Alignment

ATI’s compensation philosophy is that a substantial portion of the named executive officers’ compensation should be at risk, and that total compensation for the CEO should target the median of peer group compensation. Alignment of CEO compensation with Company performance is evidenced by the following chart, which illustrates how our three-year total stockholder return aligns with the total compensation paid to our CEO during that time. Total stockholder return assumes that $100 was invested in ATI stock at December 31, 2011. The following chart illustrates the gradual effects of the compensation changes initiated by the Committee since Mr. Harshman became CEO.

The compensation amounts shown above were as reported in the Summary Compensation Table, see page 67, and for Total Realized Compensation, as described on page 65.

The Committee recognizes that the Company’s business is cyclical. Executing capital improvements, cost containment and repositioning actions in down cycle years enable the Company to optimize returns in higher cycle times even though the performance in the down cycle years may not show during that year or measurement period in terms of increased earnings or share returns. For this reason, we use three-year performance measurement periods for all but our annual incentive plan so that there is a recognition of performance over a longer period of time and a mitigation of compensation risk.

2014 PERFORMANCE AND COMPENSATION

The following summarizes the actual payments made under the short- and long-term executive compensation plans to the named executive officers and other participating employees based on ATI’s financial performance in 2014 and prior years as applicable:

2014 AIP: AIP was paid at various rates of achievement for the named executive officers.

2012-2014 PRSP: The net income target of $350 million was not met for the performance measurement period, and half of the performance/restricted stock award including accumulated dividends was forfeited. The remaining half of the award will vest in February 2017.

2012-2014 TSRP: The Company’s relative total stockholder return for the 2012-2014 performance measurement period was at the 36.84 percentile, yielding a payment of 74% of target under the 2012-2014 TSRP.

2012-2014 KEPP: Achievement of the cumulative income before taxes (IBT) target under the 2012-2014 KEPP was not met and no awards were earned or paid.

The following table shows the payout level for each of the named executive officers of paid compensation based on ATI’s 2014 performance.

Named Executive Officer	2014 AIP (%)	2012-2014 PRSP (%)	2012-2014 TSRP (%)	2012-2014 KEPP (Gradient Achievement/ Multiple of Base Salary)	Performance - Based Compensation as a Percentage of Total Compensation (%)
Harshman	102.3	0	74	0	64
DeCourcy	102.3	0	74	n/a	64
Dalton	167.6	0	74	0	71
Sims	149.6	0	74	0	69
Dunlap	106.5	0	74	0	64

Effective February 26, 2014, the named executive officers’ base salaries were as follows: Mr. Harshman: $1,000,000; Mr. DeCourcy: $430,000; Mr. Dalton: $495,000; Mr. Dunlap: $495,000; Mr. Sims: $495,000.

COMPENSATION SETTING PROCESS AND PHILOSOPHY

Role of the Personnel and Compensation Committee

The Committee believes that its primary responsibility is to design compensation plans that drive the Board’s and management’s long-term strategic vision for ATI, and to ensure that the plans are aligned with the appropriate pay-for-performance philosophy and stockholder value creation over the long-term. Over the last several years, the Committee has emphasized design clarity and transparency in order to better communicate with stockholders.

The Committee is composed of three independent, non-employee directors. With regard to the named executive officers and other members of the management Executive Council, which is comprised of eight members of senior management including the CEO, the Committee has the sole responsibility to carry out ATI’s overarching policy of linking the executive compensation program to the interests of stockholders. The Committee has the responsibility to outline the plans for management employees more broadly and to supervise management’s implementation of those plans to ensure a continuing source of leadership and succession planning for the Company. In addition, the Committee reviews compliance with independence standards applicable to ATI’s compensation consultant.

Compensation Philosophy – Pay for Performance

The Committee recognizes that the Company’s business is cyclical. Executing capital improvements, cost containment and repositioning actions in down cycle years enable the Company to optimize returns in higher cycle times even though the performance in the down cycle years may not show during that year or measurement period in terms of increased earnings or share returns. For this reason, the Company uses three-year achievement measurement periods for all but our annual incentive plan so that there is a recognition of performance over a longer period of time and a mitigation of compensation risk.

The Committee’s approach to compensation has been to offer a package consisting of a base salary that is competitive with an identified benchmarking peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. As described under the caption “Overall Design of the Compensation Program,” the Committee develops what it believes to be a prudent balance of annual and long-term programs using diverse criteria to discourage inappropriate risk taking. With respect to the named executive officers, the program consists of:

•	a base salary;

•	a potential annual performance-based cash bonus; and

•	longer-term (generally three-year) performance-based compensation.

The Committee views the executive compensation program as a management tool that, through a stretch target setting process, encourages the management team to achieve or surpass ATI’s business objectives.

The Committee has determined that the executive compensation program should:

•

pay competitively by setting overall target compensation, which is realized when performance targets are met, in line with target compensation at peer companies and other companies and industries with which ATI competes for managerial talent;

•

provide performance-oriented incentive plans that are linked to the interests of stockholders by putting substantial portions of potential compensation at risk but also driving performance with opportunities for superior compensation for superior performance results;

•	support ATI’s business strategy by tying performance goals to specific Company annual and longer-term strategic objectives;

•	be attractive for long-term careers with the Company by including appropriate retention features; and

•	focus on long-term success by linking long-term performance plan measures to ATI’s long-term business plans and goals as concretely as possible.

Competitive Compensation

The Committee reviews, with outside compensation and legal advisors, the compensation policies and practices at peer companies: (i) with which ATI competes for talent and skill sets in the Company’s multiple locations, and (ii) in our industry and serving our end markets. The Committee uses this information as input in establishing base compensation levels throughout the management organization at the approximate median of these groups. As described above, the incentive plans provide opportunities to earn additional amounts if performance goals are met or exceeded, but do not pay out if performance goals are not met.

Performance-Oriented and Linked to the Interests of Stockholders

The Committee believes that management employees should have significant portions of compensation at risk by linking compensation opportunities to the attainment of Company performance goals and strategic objectives, and that, the more senior the manager, the larger the percentage of compensation that, over time, should be at risk.

The array of goals and targets used across all management levels, which include both financial performance measures as well as pre-set goals within a particular participant’s area of responsibility, are designed to encourage a team-oriented approach to achieving ATI profitability and strategic objectives and positioning the Company for the challenges of the future. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on the measures that particular managers can most directly influence. The Committee believes that the performance goals and targets will attract, challenge, and retain superior managers experienced in the Company’s businesses and direct their efforts toward achieving specific tasks that the Board and senior management determine to be necessary for profitable growth through business cycles.

The Committee has implemented its pay-for-performance philosophy by using performance metrics that are linked to the interests of stockholders, such as net income/earnings, income before taxes (IBT), and/or strategic operational goals that are designed to help create stockholder value over the long-term, and relative stock price and dividend performance as the principal goals for its performance-oriented compensation plans, particularly for the named executive officers. ATI’s business plans have focused on internal generation of the funds necessary for sustainable profitable growth and product and end market diversification. The Committee believes that focusing the compensation plans on the described metrics directs management’s energies toward achieving those long-term goals.

The Company also has robust stock ownership guidelines in place for its executives and directors, as discussed in the “Other Compensation Policies” section of this Proxy Statement. All named executive officers meet or exceed their required holdings under the stock ownership guidelines.

To Attract and Retain Talent

The executive compensation program is designed to attract and retain a deep pool of managerial talent that shares the Company’s commitment to enhancing stockholder value in the short- and longer-terms.

Compensation Consultant

The Committee, under its charter, has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. The compensation consultant is retained by the Committee and is responsible only to the Committee. Implicit in the determination to retain a consultant is the Committee’s review of the appropriate qualifications of the consultant, including independence. The Committee assures itself as to the independence of the consultant and re-evaluates the consultant’s independence on an ongoing basis. The Committee may, at any time, contact the consultant without interaction from management.

For benchmarking compensation and program design and advising the Committee on a variety of compensation related matters since 2012, including in 2014, the Committee utilized Pay Governance, a nationally recognized executive compensation consultant. Pay Governance provides no other services to the Company and has been determined to be independent by the Committee. Further, because Pay Governance is involved only in the business of compensation consulting, Pay Governance does not attempt to sell other services to the Company.

Setting Compensation Levels and Opportunities

Near the end of each year, the Board (including members of the Committee) reviews ATI’s annual and long-term business and strategic plans with management. At the Committee’s January meeting, following the review of the Company’s year-end financial results, the Committee determines the award payments to be made under the compensation plans with performance measurement periods that concluded at the end of the previous year based upon the Committee’s assessment of the achievement of the predefined plan goals and objectives.

Generally, at the Committee’s February meeting, the Committee authorizes compensation plans for future periods and establishes the specific performance goals under the executive compensation plans in light of the Board-approved business and strategic plans for that future period. As previously described, in February 2014, the Committee decided to eliminate the separate TSRP and KEPP. In their place, the Committee adopted the LTPP that provides for two types of awards which, if earned, are settled in stock based on achievement of TSR goals or strategic operational performance goals.

The Committee considers which compensation plans, award levels and performance goals would optimize the achievement of ATI’s future business objectives without introducing systemic risk driven by the executive compensation program. The Committee solicits the views of its advisors as to whether the plans under consideration reflect and support achievement of the Company’s short-term and long-term business objectives and strategies. In addition, at that time, the Committee approves individual participation levels in the compensation plans for the CEO and members of the management Executive Council, and directs executive management to establish participation levels in the plans for other eligible employees who are not named executive officers consistent with guidelines given by the Committee. Generally, all prospective compensation opportunities under the long-term compensation plans are made at the Committee’s February meeting.

When setting prospective compensation opportunities based upon future performance under the AIP and long-term incentive plans, the Committee looks to the prospective periods and does not take into account compensation earned in prior periods. Moreover, the Committee does not believe it to be in the best interests of the Company to reduce prospective compensation opportunities if excellent performance in past periods has produced maximum cash awards or has caused the value of equity awards to increase significantly from the value on date of grant. Similarly, prospective compensation opportunities are not increased if past periods produced lower than targeted realizations of cash or equity awards.

The following chart illustrates the target incentive percentages (expressed as a percentage of base salary) for the chief executive officer for each the past three years including 2014. There were no changes to the CEO’s target incentive percentages for 2015.

	CEO Target Incentive Percentage by year (%)
Plan	2012	2013	2014
AIP	125	125	115
PRSP	170	150	150
TSRP	170	150	n/a
KEPP	100	100	n/a
LTPP: • TSR • LTSV	n/a	n/a	150 100

Benchmarking Peer Group

The Committee considers, with information provided by the compensation consultant, the compensation practices across a broader group of manufacturing companies. The Committee uses the peer group as a reference in developing its executive compensation program and in determining the competitiveness of its executive compensation levels. The Committee also uses the broader manufacturing company practices as a check against the peer group information. Annually, the Committee reviews the peer group to ensure that the companies constituting the peer group remain relevant and provide meaningful comparisons for compensation and business purposes. ATI believes that there are no public companies that engage in the full range of the Company’s specialty materials and components manufacture, fabrication, marketing and distribution.

Pay Governance, the Committee’s independent compensation consultant, developed the following criteria to guide the selection of peer companies for benchmarking compensation:

•	Peers should reflect competitors for business and/or executive talent and be primarily from the metals industry or adjacent sectors.

•	Peers should reflect the general complexity and business orientation of ATI:

•	Global footprint, product lines, foreign competition similar to ATI;

•	Revenues that approximate half to double that of ATI with some flexibility;

•	Capital intensive businesses as indicated by lower asset turnover ratios (i.e., 0.5 to 1.5);

•	Higher company stock price volatility, known as beta (i.e., greater than 1.0);

•	Market capitalization reasonably aligned with ATI with some flexibility for outlier companies that may be aligned from different perspectives (i.e., revenues, competitor); and

•	Number of employees generally similar to ATI.

•	Peer stock prices should be reasonably correlated with ATI over the past five years indicating sensitivity to similar external market influences.

•	Companies with unusual CEO pay practices are less desirable and were eliminated from the peer group (e.g., founders, co-CEOs, etc.).

As a result, for performance measurement periods under the executive compensation plans beginning on January 1, 2014, the Benchmarking Peer Group consists of the following companies:

($millions)	Revenue	Total	Market
Company	Actual FY2014	Assets FY2014	Capitalization 12/31/2014	Employees	Asset Turnover	Beta 12/31/2014
Reliance Steel & Aluminum Co.	$10,452	$7,837	$4,784	14,000	1.2	1.5
Precision Castparts Corp.	$9,616	$18,586	$34,333	27,830	0.5	1.1
Steel Dynamics Inc.	$8,756	$7,311	$4,746	6,800	1.0	1.5
Commercial Metals Company	$7,309	$5,928	$3,022	21,300	1.2	2.1
Terex Corp.	$7,040	$3,689	$1,917	9,411	1.9	1.8
AK Steel Holding Corporation	$6,506	$4,859	$1,052	6,400	1.1	3.0
Joy Global, Inc.	$3,778	$5,597	$4,530	16,600	0.9	1.4
SPX Corporation	$4,721	$5,902	$3,529	14,000	0.8	1.8
The Timken Company (1)	$3,076	$3,001	$3,785	19,000	1.4	1.3
Valmont Industries, Inc.	$3,123	$2,730	$3,125	10,543	1.2	0.4
Schnitzer Steel Industries, Inc.	$2,544	$1,355	$604	3,643	1.9	1.1
Worthington Industries, Inc.	$3,126	$2,296	$2,061	10,500	1.1	1.1
Crane Co.	$2,925	$3,448	$3,462	11,000	0.8	1.6
Kennametal Inc.	$2,837	$3,868	$2,831	12,648	0.7	1.4
WABTEC Corporation	$3,044	$3,304	$8,364	9,253	0.8	1.5
Carpenter Technology Corp.	$2,173	$3,058	$2,622	4,800	0.7	1.8
25th Percentile	$2,955	$3,015	$2,201	7,413	0.8	1.3
Median	$3,125	$3,568	$3,074	10,522	1.1	1.5
75th Percentile	$6,060	$5,412	$3,721	13,662	1.2	1.8
ATI	$4,223	$6,583	$3,780	9,700	0.6	1.9
Percentile	56%	83%	67%	35%	5%	89%

Source: Standard & Poor’s Capital IQ Database (Compustat financials)

Data represents each company’s fiscal year, which may not align with ATI’s fiscal year end of December 31

(1)	In July 2014, The Timken Company spun off its steel-making business into a public company, TimkenSteel Corporation. The Timken Company remains part of the benchmarking peer group.

Upon the annual review of the benchmarking peer group, Pay Governance recommended, and the Committee approved, the addition of Trinity Industries, Inc. and Oshkosh Corporation to the above peer group for use in benchmarking executive and director compensation levels beginning in 2015.

The peer group used for total shareholder return (“TSR”) measurement and for comparison to the Company is different from the benchmarking peer group. The TSR peer group companies, though a range of sizes, all remain aligned with ATI on the basis of relative similarity to one or more of the aspects of the Company’s businesses. These companies compete in one or more of the markets in which ATI competes, and the risk profiles typically assigned to those companies by the capital markets are similar to ATI. For further information, please the discussion of the LTPP and TSRP plans.

Monitoring of Performance and Progress Throughout the Year

The Committee meets regularly during the year to monitor the Company’s performance as well as the individual performance of members of management’s Executive Council. At these meetings, the Committee is provided with current financial data and with internal status reports on key performance measures. The Committee uses this information (i) to assess management’s interim progress toward achieving the predetermined performance goals and the potential payouts under the various executive compensation plans, and (ii) to assist the Committee with its evaluation of whether the compensation plans continue to support and direct performance as required to achieve the Company’s business goals. Portions of these meetings are attended by members of management. The Committee also meets with its outside compensation and legal advisors.

OVERALL DESIGN OF THE COMPENSATION PROGRAM

The Committee believes that it strikes an appropriate balance in the compensation of the named executive officers by having a substantial majority of the compensation based on performance, with an appropriate balance of cash and stock compensation opportunities, and annual and long-term opportunities. The Committee believes that:

•	the balance between annual and long-term compensation achieves consistency in goal setting that considers both short-term results and building a platform for longer-term profitable growth;

•	the cash and equity compensation ratio, along with the stock ownership guidelines for executives, focuses management’s attention on the interests of stockholders; and

•

the complementary but diverse goals, overlapping performance measurement periods, and balance of payment forms serve to substantially reduce the possibility that the compensation process could provide incentive to undertake imprudent risk.

For 2014, the executive compensation program consisted of the following elements:

	PLAN	PURPOSE	RELEVANT PERFORMANCE METRIC	DESCRIPTION

ANNUAL	Base Salary	To provide fair and competitive compensation for individual performance and level of responsibility of position held.	Individual performance	Fixed compensation component.
	Annual Incentive Plan (“AIP”)	To provide performance-based annual cash award for ATI and business unit performance to motivate and reward key employees for achieving our short-term business objectives and drive performance.	Mix of metrics	Variable compensation component. Performance-based award opportunity. Payout based on actual corporate and business unit performance.

	Performance/Restricted Stock Program (“PRSP”)	To provide performance- and time-based equity compensation in the form of restricted stock to drive ATI’s earnings and retain key managers.	Net Income

Variable compensation component and performance-based award opportunity.

Full award will vest after 3 years if performance targets are achieved; if not, 1/2 of award will forfeit and remaining 1/2 will vest 5 years from grant date.

LONG-TERM	Long-Term Performance Plan (“LTPP”)	To provide a broader base of equity compensation by allowing for performance-based awards.	(1) TSR: Total stockholder return relative to an identified peer group of companies (see peer group on page 54). (2) LTSV: Strategic operational performance-based goals.	(1) Variable compensation component and performance-based award opportunity (2) Variable compensation component and performance-based award opportunity

For grants in 2014, the separate TSRP and KEPP were eliminated and the LTPP was adopted with equity grants to named executive officers that measure TSR and strategic operational performance. The maximum amount that can be earned under the LTPP is lower than what had been available under the combination of the TSRP and KEPP.

The pie charts below show the mix of aggregate named executive officer compensation by type, form, and length, at target for 2014:

Pay For Performance

The Committee believes that a significant portion of the named executive officers’ compensation should be performance-based and, therefore, at risk. The following bar chart illustrates that, in 2014, approximately 80% or more of the target compensation of each of our named executive officers was contingent upon ATI meeting certain performance goals more fully described below.

Internal Pay Equity

The compensation consultant advises the Committee as to the relative compensation among the named executive officers, for whom the compensation levels generally reflect the job functions normally associated with a particular title and the degree of responsibility inherent in the operations supervised.

In setting compensation opportunities, the Committee considers the ratios of CEO compensation opportunities and the compensation opportunities of each of the other named executive officers. The ratio of the 2014 total compensation for Richard J. Harshman, Chairman, President and Chief Executive Officer, compared to the average of the compensation of the other named executive officers as reflected in the Total Realized Compensation Table, is 2.85. Recognizing the ultimate management responsibility of his responsibilities as Chairman, President and CEO, base pay and compensation opportunities are significantly greater for the CEO than for the other named executive officers of the Company.

COMPENSATION ELEMENTS

ATI’s executive compensation program is diverse in the use of financial performance metrics. This diversity enables the Committee to measure success across many aspects of the Company, reduces systemic compensation risk, and aligns the Company’s compensation plans with stockholder interests.

For 2014, performance targets under each of the compensation plans become progressively more difficult to achieve, beginning with AIP, PRSP and LTPP, because the number of participants in each respective plan becomes increasingly more select, with the participants being more senior in position and therefore, more able to influence ATI’s performance. A prerequisite to the payment of any award is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Annual/ Short-Term Incentive Plan

2014 ANNUAL INCENTIVE PLAN (“AIP”)

Overview. The AIP is an annual, performance-based cash incentive plan in which approximately 400 key employees (including the named executive officers) participate. Performance is measured based on a weighted formula that takes into account several different factors as measurable indices of performance for ATI Corporate and its business units, as further described below in the discussion of each named executive officer’s award. The diverse matrix of performance measures allows the Committee, for senior executives (including the named executive officers), and management, for other employees, to direct attention to the goals and achievements within each participant’s direct control.

Performance Criteria. The performance goals for the 2014 AIP were set in February 2014 based on ATI’s business and operations plans for 2014. Corporate-wide goals are established in a bottom-up process through which each business unit’s business plan and business conditions are separately reviewed in setting targets, as are the expectations for other performance factors at each business unit. The Committee also reviews analysts’ expectations. The performance goals consist of a mix of financial, operational, and strategic performance targets. The Committee recognized that opportunities for 2014 should allow for reasonable rewards for meeting, and larger amounts for exceeding, the performance goals that represented substantial challenges to AIP participants.

Relative weight for each performance metric was assigned to reflect the interests of stockholders, with profitability generally receiving the largest weighting followed closely by internal cash generation. However, the day-to-day hallmarks of performance, including manufacturing cycle times, inventory turns, yield, avoidance of lost time injuries, degree of safety and environmental compliance, meeting delivery goals and absence of customer complaints, are included since these factors can give managers indicators of problems in a way to make timely corrections.

Level of Difficulty. The Committee sets all AIP measures, including those relating to manufacturing improvements, safety and environmental compliance, and customer responsiveness, so that the relative difficulty of achieving the target level is consistent from year to year. The objective is to establish target goals in any given year that are challenging yet achievable but to make it much more difficult to achieve the maximum payout.

Award Opportunities. The opportunities for the named executive officers under the AIP are granted at “threshold,” “target” and “maximum” levels expressed as a percentage of base salary. The Committee sets the potential award ranges as percentages of base salary (the “annual incentive percentage”) for each named executive officer using comparative market data provided by the compensation consultant.

The following table sets forth the annual incentive percentages for 2014 for each named executive officer. These percentages are lower compared to each named executive officer’s opportunities for 2013.

	Annual Incentive Percentage
Named Executive Officer	Below Threshold	Threshold	Target	Maximum
Harshman	0%	57.5%	115%	230%
DeCourcy	0%	35%	70%	140%
Dalton	0%	35%	70%	140%
Sims	0%	35%	70%	140%
Dunlap	0%	35%	70%	140%

To calculate a potential award amount, the target percentage of salary for each named executive officer is multiplied by a formula based on performance.

Bonus Formula

Performance Goals and Achievement Levels for the Named Executive Officers.

Messrs. Harshman and DeCourcy:

The 2014 AIP awards for Messrs. Harshman and DeCourcy were determined by performance of the goals relevant to total ATI performance, as described below with relative weighting and achievement.

ATI
Performance Goals	Relative Weighting (%)	2014 Actual Achievement (% of Threshold)
High Performance Segment Operating Profit	20	144.0
Flat Rolled Products Segment Operating Profit	10	0
ATI Operating Cash Flow	30	0
HRPF Successful Commissioning	25	180.5
Manufacturing Improvements	5	200.0
Safety and Environmental	5	200.0
Customer Responsiveness	5	167.1
	100%	102.3%

2014 Achievement. For 2014, the threshold, target and maximum goals for Segment Operating Profit and Operating Cash Flow, as defined, were as set forth below. AIP awards were earned based on the weighted achievement of each operating goal.

	(millions)
	Threshold	Target	Maximum	2014 Actual Performance
High Performance Segment Operating Profit	$190	$240	$300	$266.4
Flat Rolled Products Segment Operating Profit	$20	$45	$75	$2.5
ATI Operating Cash Flow	$118	$158	$198	$75

Segment Operating Profit for AIP includes adjustments for certain inter-segment items. Flat Rolled Products Segment Operating Profit excludes HRPF start-up expenses. ATI Operating Cash Flow is derived from Cash Flow from Operating Activities and Investing Activities as reported in the Consolidated Statement of Cash Flows and adjusted for start-up costs and capital expenditures related to the HRPF and business acquisitions. For further information about the HRPF project, please see ATI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC.

Mr. Dalton:

The 2014 AIP award for Mr. Dalton was determined by performance of the goals relevant to the ATI Specialty Materials business unit, as described below with relative weighting and achievement.

ATI Specialty Materials
Performance Goals	Relative Weighting (%)	2014 Actual Achievement (% of Threshold)
ATI Specialty Materials Operating Profit	40	148.0
ATI Specialty Materials Operating Cash Flow	30	200.0
Manufacturing Improvements	15	128.5
Safety and Environmental	5	200.0
Customer Responsiveness	10	191.3
	100%	167.6%

Mr. Sims:

The 2014 AIP award for Mr. Sims was determined by performance of the goals relevant to the ATI High Performance Components Group, as described below with relative weighting and achievement.

ATI High Performance Components Group
Performance Goals	Relative Weighting (%)	2014 Actual Achievement (% of Threshold)
ATI High Performance Components Group Operating Profit	40	183.5
ATI High Performance Components Group Operating Cash Flow	30	146.5
Manufacturing Improvements	20	120.4
Safety and Environmental	5	97.8
Customer Responsiveness	5	64.2
	100%	149.6%

Mr. Dunlap:

The 2014 AIP award for Mr. Dunlap was determined by performance of the goals relevant to the ATI Flat Rolled Products business unit, as described below with relative weighting and achievement.

ATI Flat Rolled Products
Performance Goals	Relative Weighting (%)	2014 Actual Achievement (% of Threshold)
ATI Flat Rolled Products Operating Profit	10	0
ATI Flat Rolled Products Operating Cash Flow	30	0
HRPF Successful Commissioning	30	188.5
Manufacturing Improvements	15	200.0
Safety and Environmental	5	200.0
Customer Responsiveness	10	100.0
	100%	106.5%

Under the formulas for AIP, the Committee, with regard to the named executive officers and other members of the management Executive Council may assess qualitative performance factors in addition to the quantitative criteria described above and, based on the qualitative assessment of an individual’s performance, may increase or decrease an individual’s award by up to 20%. Generally, the sum of positive qualitative adjustments for all eligible participants cannot exceed 5% of the aggregate calculated awards. The Committee expects that any such adjustments would be considered performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Long-Term Incentive Programs

For performance measurement periods beginning in 2014, ATI sponsors two separate long-term incentive programs under its 2007 Incentive Plan, as amended and as approved by the stockholders, most recently at the annual meeting in 2012. All of the programs with ongoing performance periods, including those under which new awards were discontinued in 2014, are separately described below. The programs are intended to promote cooperative and effective actions by the various operations of the Company to drive achievement of strategic and operational goals, aggregate earnings, and ultimately returns for the stockholders. Employee participation in the programs is determined by relative responsibilities at the corporate or operating company level.

PERFORMANCE/RESTRICTED STOCK PROGRAM (“PRSP”)

Overview. Under the PRSP, shares of performance/restricted stock are awarded to participants at the beginning of a three-year performance measurement period. Unlike many other restricted stock plans that consist solely of time-based vesting, ATI’s PRSP contains a performance element. The PRSP is designed to drive Company earnings while retaining key managers. Approximately 120 key managers participate in this plan (including the named executive officers). One-half of the award under the PRSP has a performance-based vesting feature and the other half has both performance-based and time vesting components, as more fully described below. The performance goals in this plan are established with a primary objective of being realistically achievable in the applicable three-year period in order to fulfill the purpose of the plan of aligning the incentives of managers and stockholders. The time-based vesting retention feature is used to retain those key managers who represent the talent pool for future management.

Performance Criteria. The PRSP uses an aggregate net income target that reflects ATI’s baseline expectations for earnings under the three-year business plan. In February 2014, the Committee set the following performance goal for 2014-2016 performance measurement period:

•

Performance Feature: This one-half of the stock-based award granted will vest, if at all, only upon ATI’s achievement of at least an aggregate of $250 million in net income (determined in accordance with U.S. generally accepted accounting principles) for the period of January 1, 2014 through and including December 31, 2016, excluding HRPF start-up costs and underutilization costs associated with the Rowley, Utah titanium sponge plant in the aggregate for fiscal years 2014, 2015 and 2016. If the net income target is not reached or exceeded on or before December 31, 2016, or if the individual leaves the employ of the Company for a reason other than retirement, death or disability before that date, this one-half of the award will be forfeited. Conversely, if the net income target is reached or exceeded on or before December 31, 2016, the vesting of the remaining one-half of the award (described below) will accelerate so that 100% of the award is payable at the end of the third year.

•

Time-Based and Performance Feature: This one-half of each award will vest upon the earlier of (i) five years from the date of grant, or February 27, 2019 if the participant is still an employee of the Company on that date (or if the participant has retired, died or become disabled), or (ii) December 31, 2016, if the net income performance criteria is attained for the January 1, 2014 through December 31, 2016 period.

Award Opportunities. The number of shares of an individual’s performance/restricted stock award is calculated as a percentage of base salary, or incentive percentage, on the date of grant, then divided by the average of the high and the low trading prices of ATI’s Common Stock on the NYSE on the date of grant. The Committee set the following incentive percentages for 2014 for each named executive officer using comparative market data provided by the compensation consultant. The “threshold” indicated below is the minimum amount, expressed as a percentage of base salary, that can be earned under the PRSP for the 2014-2016 performance measurement period and would be earned if only the time-based portion of the award vested. The “target” is also the maximum amount, expressed as a percentage of base salary, which can be earned if the performance goals are met in the three-year performance measurement period and both portions of the award vest at that time. The following table sets forth the base pay percentages for 2014 for each named executive officer.

		Number of Restricted Shares
Named Executive Officer	Base Pay Percentage	Threshold/ Minimum	Target/ Maximum
Harshman	150%	24,027	48,054
DeCourcy	100%	6,888	13,775
Dalton	100%	7,929	15,858
Dunlap(1)	100%	7,929	15,858
Sims	100%	7,929	15,858

(1)	Upon vesting, Mr. Dunlap’s award will be pro-rated to his date of retirement of December 31, 2014.

The number of shares of performance/restricted stock awarded to each named executive officer is calculated by using the following formula:

Dividends declared on the Company’s Common Stock are accumulated and paid in stock to the holders of performance/ restricted stock when and if the restrictions lapse on the shares.

Performance.

2012-2014 Performance. The PRSP implemented in 2012 had a performance goal of aggregate net income of $350 million for the 2012-2014 performance measurement period. Based on ATI’s actual aggregate net income of $339 million over that time, half of the award was forfeited as of January 22, 2015. The fair market value of ATI stock on the grant date of February 22, 2012 was $44.415.

The table below shows the achievement of the net income target under the PRSP for the performance measurement period ending in 2014 and for ongoing performance measurement periods.

	Achievement of Net Income Target ($ millions) by Year
Plan	2012-2014		2013-2015*		2014-2016*
PRSP	Target	Actual	Target	Results through 12/31/2014	Target	Results through 12/31/2014
	350	339	450	171.2	250(1)	29.6

*	Ongoing performance period

(1)	Excluding HRPF start-up costs and underutilization costs associated with the Rowley, Utah titanium sponge plant in the aggregate for fiscal years 2014, 2015 and 2016.

LONG-TERM INCENTIVE PERFORMANCE PLAN (“LTPP”)

Overview. The LTPP is designed to drive overall Company performance and the achievement of strategic goals while retaining key managers.

For 2014, the LTPP used two performance components. The first component measures total shareholder return (“TSR”), and the second component measures long-term shareholder value (“LTSV”).

•

TSR Component: The Committee grants a target number of shares to the recipient for the applicable performance measurement period using a specified percentage of base pay. The number of shares received by the recipient at the end of the applicable performance measurement period is based on the Company’s total shareholder return (generally, the change in the trading prices of a share of Company common stock plus dividends paid) relative to the TSR of a group of publicly traded companies deemed comparable by the Committee. Approximately 60 key managers participate under this component of the LTPP.

•

LTSV Component: The Committee grants performance restricted stock which will vest after three years, in whole or in part, subject to the achievement of various pre-set strategic operational goals that are expected to create stockholder value over the long-term, using specified percentages of base pay to calculate the grant. Members of the management Executive Council participate under this component of the LTPP.

TSR Component

Performance Criteria, Including Peer Group. The Committee established a three-year performance measurement period. Similar to the operation of the TSRP, the Committee selected the eligible participants, established the Opportunity Shares for each participant, and constructed the peer group of companies for that performance measurement period. For example, for the performance measurement period beginning in 2014, the Committee selected the peer group companies listed below on the basis of relative similarity to one or more of the aspects of the Company’s businesses, actual competition in one or more of the markets in which ATI competes, and the risk profiles typically assigned to those companies by the capital markets. In addition, the companies in the self-selected peer group have similar business cycles to ATI, encountering the same challenges at the bottom of the business cycle and like underlying conditions at business cycle peaks.

AK Steel Holding Corporation Alcoa Inc. Carpenter Technology Corporation Castle (A.M.) & Co. Commercial Metals Kennametal Inc. Materion Corporation Nucor Corporation Precision Castparts Corp.

Reliance Steel & Aluminum Co.

RTI International Metals, Inc.

Schnitzer Steel Industries, Inc.

Steel Dynamics, Inc.

The Timken Company(1)

United States Steel Corporation

Universal Stainless & Alloy Products, Inc.

Worthington Industries, Inc.

(1)	In July 2014, The Timken Company spun off its steel business into TimkenSteel Corporation. TimkenSteel Corporation is not included in the 2014 TSR peer group.

Award Opportunities. The target number of shares of an individual’s TSR component is calculated as a percentage of base salary on the date of grant, then divided by the average of the high and the low trading prices of ATI’s Common Stock on the NYSE on the date of grant. The Committee set the target numbers for each named executive officer under the TSR component for the 2014-2016 performance measurement period using comparative market data provided by the compensation consultant.

Named Executive Officer	Base Pay Percentage	Number of Opportunity Shares
Harshman	150%	44,749
DeCourcy	100%	12,828
Dalton	100%	14,767
Sims	100%	14,767
Dunlap	100%	14,767

For the ongoing performance measurement period 2014-2016, the Company’s rank relative to the peer group on an interim basis as of December 31, 2014, as set forth below, was at the 72nd percentile, which would yield a payout above target at 156%.

LTSV Component

Performance Criteria. Under the LTSV component, for the 2014-2016 performance measurement period, the Committee established various strategic, operational goals, the achievement of which are crucial to the completion and implementation of the Company’s capital improvement, acquisitions, and business development strategies, and assigned relative weight was assigned to each performance metric.

Award Opportunities. The number of shares of restricted stock awarded pursuant to the LTSV Component is calculated as a percentage of base salary on the date of grant, then divided by the average of the high and the low trading prices of ATI’s Common Stock on the NYSE on the date of grant. The Committee set the incentive percentage for each named executive officer under the LTSV Component for the 2014-2016 performance measurement period using comparative market data provided by the compensation consultant.

Performance. At the end of the performance measurement period, the Committee will determine the degree to which each of the performance goals has been met, and may determine that such goals have been partially met. The achievement level of the respective performance goals with relative weighting will be added together and the sum, expressed as percentage, will be multiplied by the number of shares of restricted stock granted to each participant, to determine the number of shares of restricted stock that will vest.

Named Executive Officer	Base Pay Percentage	Number of Restricted Shares
Harshman	100%	32,036
DeCourcy	100%	13,775
Dalton	100%	15,858
Sims	100%	15,858
Dunlap(1)	100%	15,858

(1)	Mr. Dunlap’s award will be pro-rated through his date of retirement of December 31, 2014.

Dividends declared on the Company’s Common Stock are accumulated and paid in stock to the holders of performance/ restricted stock when and if the restrictions lapse on the shares.

TOTAL SHAREHOLDER RETURN INCENTIVE COMPENSATION PROGRAM (“TSRP”)

As noted above, the separate TSRP was discontinued as a stand-alone plan for 2014. The following describes the TSRP as in effect for awards in 2013 and prior years.

Overview. The TSRP is an equity-based incentive plan in which awards are denominated in shares of ATI Common Stock. Under the TSRP, participants have an opportunity to earn a number of shares based on the Company’s total stockholder return (change in stock price plus dividends paid, or “TSR”) over a three-year performance measurement period, compared to the TSR of a peer group of companies approved by the Committee for the same performance measurement period. The target number of shares (the “Opportunity Shares”) was determined at the start of the three-year performance measurement period using a per share value equal to the average of the high and low trading prices over the 30 trading days immediately preceding the first day of the performance measurement period. The number of shares, if any, received by the participants at the end of the period is determined by the Company’s TSR over the period relative to the TSR of the selected peer group. The purpose of this program was to focus management directly on returns to stockholders. Approximately 60 key executives (including the named executive officers) participated in this plan.

Performance Criteria, including Peer Group. The Committee established an annual three-year TSRP performance measurement period. Under the terms of the TSRP, the Committee selected the eligible participants, established the Opportunity Shares for each participant, and constructed the peer group of companies for that performance measurement period. The Committee selected peer group companies on the basis of relative similarity to one or more of the aspects of the Company’s businesses, actual competition in one or more of the markets in which ATI competes, and the risk profiles typically assigned to those companies by the capital markets. In addition, the companies in the self-selected peer group have similar business cycles to ATI, encountering the same challenges at the bottom of the business cycle and similar conditions at business cycle peaks.

Award Opportunities. At the end of the three-year performance measurement period, participants can earn percentages of their respective Opportunity Shares that vary depending on the percentile rank of the Company’s TSR for the performance measurement period as compared to the TSR of the selected peer group for the same period. Interpolation is made between these points on a straight line basis.

Opportunity Shares, if any, are issued to the participants after the end of the performance measurement period once the Company’s relative TSR for the period has been determined. The dollar value of any Opportunity Shares received may exceed the dollar value of the Opportunity Shares at the time of the grant because a focus of the TSRP is to increase returns to stockholders, and performance above the target level may contribute to a higher trading price of the Common Stock. Similarly, depending on ATI’s performance, the value of Opportunity Shares ultimately received may be less than the dollar value of the shares when granted.

Performance.

2012-2014 Performance. ATI’s relative TSR for the 2012-2014 performance measurement period was at the 36.84 percentile, yielding a payment of Opportunity Shares at 74% of target. The price at which Opportunity Shares were granted in 2012 was $28.573.

For the ongoing performance measurement period 2013-2015, the Company’s rank relative to the peer group on an interim basis as of December 31, 2014, would yield a payout above target at 114%.

KEY EXECUTIVE PERFORMANCE PLAN (“KEPP”)

As noted above, the KEPP was discontinued for 2014. The following describes the KEPP as in effect for awards ongoing performance periods 2012-2014 and 2013-2015.

Overview. The KEPP is a cash-based incentive plan with a three-year performance measurement period. Only members of the management’s Executive Council are eligible to participate in this plan. The overall objective of the KEPP to position ATI for long-term, profitable growth as a result of the achievement of defined goals.

Performance Criteria Generally. As described below, for the 2012-2014 KEPP plan, cash targets under the KEPP were based on two levels – Level I and Level II. For the 2013-2015 KEPP plan, only Level I is operative. Level I focuses on IBT achievement over a three-year period. Level II, which is based on the accomplishment of specific, operational, team-oriented strategic objectives designed to position the Company for future opportunities, was discontinued for the 2013-2015 KEPP and in recent prior years, no awards were paid under Level II.

KEPP Level I. For the 2012-2014 and 2013-2015 KEPP plans:

Performance Criteria. Level I consists of predetermined levels of aggregate income before taxes, or IBT, for the applicable performance measurement period. Level I is directed at Company earnings because this measure generates the resources for the Company to create and sustain stockholder value. Level I incentive awards increase on a graduated scale as aggregate IBT increases through the specified gradients to a maximum level of aggregate IBT at the highest of the ten gradients. The Committee set the IBT gradients at levels it believes drive year-over-year earnings growth for ATI, recognizing the inherently cyclical nature of the Company’s business. The Committee intended for the IBT levels for this plan to be increasingly challenging as achievement levels move from the first performance gradient (threshold) to the maximum performance gradient.

KEPP Level II. The 2012-2014 KEPP plan included Level II, the purpose of which was to direct the management team to focus on specific strategic objectives that, if achieved, were expected to result in outstanding earnings in the future, including over the three-year period. The specified objectives under Level II are proprietary and historically have concentrated on business diversification, qualifying the newly constructed capital investments for specific, high performance applications, product development and qualification, and market penetration, and other team-oriented tasks that are critical to ATI’s long-term business plan and designed to position the Company to succeed in cyclical markets over the long-term. Level II was intended to recognize that, even though the benefits in earnings under Level I have been delayed because certain goals under Level II, by their nature, require more than one year to implement and perhaps several years for it to be determined whether those goals were achieved. No payments are permitted under Level II if Level I achievements are at or above the maximum. The Committee discontinued Level II of the KEPP for the 2013-2015 performance measurement period. Therefore, any amounts that may be earned under the 2013-2015 KEPP would be based solely upon achievement of the IBT performance goals under Level I.

KEPP Gradients. For the 2012-2014 KEPP performance measurement period, based on the view of improved economic circumstances and optimism regarding the business cycle at the time the program was implemented, the Level I threshold performance target was set higher than for the prior period at an aggregate of $1.05 billion in IBT to a maximum of $2.85 billion at the tenth gradient. No additional amount is paid for achieving IBT above the highest gradient.

For the 2013-2015 KEPP performance measurement period, the Level I threshold performance target was set higher than for the prior period at an aggregate of $1.085 billion in IBT to a maximum of $2.255 billion at the fifth (maximum) gradient. No additional amount is paid for achieving IBT above the highest gradient.

2012-2014 KEPP. For the 2012-2014 KEPP, the Committee chose to use non-uniform and increasing amounts of IBT that require larger increases in IBT to attain the fifth through seventh gradients, and even larger increases to IBT to attain the eighth through tenth (maximum) gradients.

2013-2015 KEPP. In the 2013-2015 KEPP, the Committee reduced the maximum payout opportunity under the plan by half to 5X to further align the plan with market practice by mirroring the opportunity with similar incentive alternatives such as stock options or performance share plans, while maintaining the rigorous performance targets required to achieve a payout. The Committee also eliminated Level II of the plan.

The Committee discontinued the KEPP for 2014.

Vesting Feature. The KEPP has a vesting feature whereby, if the actual achievement for any one or more years in the performance measurement period exceeds the threshold IBT pro-rated for that year, a KEPP payment may be reserved until the end of the performance measurement period. All vested amounts under the KEPP are not payable until the completion of the applicable performance measurement period and are subject to forfeiture prior to the end of the period if employment is terminated for reasons other than death, disability or retirement. Once the relevant performance measurement period is completed, awards are paid out at the greater of the (i) performance level at the end of the period, or (ii) total of vested amounts for the year(s) earned.

KEPP Performance. No amounts vested for the year under the 2012-2014 and 2013-2015 KEPP plans. Under the KEPP, IBT for 2014 included only income (loss) from continuing operations. For the recently completed 2012-2014 KEPP performance measurement period, no awards were earned or paid. For the ongoing performance period 2013-2015, based on Company performance to date, there would be no award payments.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

ATI does not have any employment agreements with its named executive officers.

The Company has change in control agreements with each named executive officer and Executive Council member in the event that consummation of a change in control occurs and the individual is terminated from his or her position (“double trigger”). Those change in control agreements do not include an excise tax gross-up provision. The change in control agreements are intended to better enable ATI to retain the named executive officers in the event that it is the subject of a potential change in control transaction. Based on past advice from its compensation consultant, the Committee believes that the potential payments under these agreements are, individually and in the aggregate, in line with competitive practices.

For a more detailed discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement.

OTHER COMPENSATION POLICIES

Adherence to Ethical Standards; Clawbacks

The payment of awards under the compensation plans is conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics, which are published on our website www.atimetals.com. There are clawback agreements with each member of the management Executive Council (which includes the named executive officers) that provide for key executives to return compensation to the extent that information used to calculate achievement of earnings or other performance measures is subsequently determined to be materially incorrect.

Pension and Retirement Plans

ATI maintains a qualified defined benefit pension plan that has a number of benefit formulas that apply separately to various groups of employees and retirees. Effective December 31, 2014, the Company froze future benefit accruals in the ATI Pension Plan for all participating employees other than those in contractual employment arrangements. Also effective December 31, 2014, the Company froze the defined benefit-type non-qualified deferred compensation plans in which salaried employees participate, which includes the Supplemental Pension Plan in which Mr. Harshman participates and the defined benefit portion of the ATI Benefit Restoration Plan in which Messrs. Harshman, DeCourcy, Dalton and Sims participate. The Company continues to sponsor a qualified defined contribution plan and a non-qualified defined contribution restoration plan compliant with Section 409A of the Code aimed at restoring the effects of limitations on defined contribution accruals imposed by the Code. For more information regarding the pension plans of the named executive officers, see the Pension Benefits table and accompanying narrative.

Perquisites

ATI does not provide perquisites to its executives. Over the past several years, the Company has eliminated the personal use of corporate aircraft by employees without reimbursement to ATI, payment of club membership dues of employees, and tax reimbursement arrangements related to the payment of club membership dues and parking at corporate headquarters. There has been, and will be, no compensation to employees in connection with the elimination of these perquisites. ATI does provide a parking benefit to the named executive officers who work at corporate headquarters on the same terms as provided to a broader group of corporate employees.

The Company may elect to enter into aircraft timeshare agreements with certain executives pursuant to which the Company will be reimbursed for any personal use of Company-leased aircraft at reimbursement rates permitted under Federal Aviation Administration regulations (14 C.F.R. Section 91.501). ATI entered into an Aircraft Time Sharing Agreement with Mr. Harshman effective January 1, 2012.

For more information regarding the perquisites of the named executive officers, please see the “All Other Compensation” column of the Summary Compensation Table.

Federal Income Taxes/Tax Deductibility

The Committee has intended that the compensation plans be performance-based within the meaning of Section 162(m) of the Code. All compensation earned under these plans is intended to be deductible by the Company for federal income tax purposes. If the Committee were to exercise its discretion to increase the compensation paid under these plans to recognize extraordinary performance, such upward adjustments may not be deductible for federal income tax purposes.

No Stock Options or Stock Appreciation Rights

The Committee does not award stock appreciation rights and ceased awarding stock options to employees as a matter of policy after 2003 and to directors after 2006. All option awards to employees expired in 2013. At the time that the Committee ceased awarding stock options, it chose to implement the PRSP for a smaller, more senior group of key managers (including the named executive officers). The Committee’s view was that the PRSP, by putting half of each award “at risk” for performance for the limited group of employees, would more efficiently provide a strong performance incentive to the management employees more able to affect achievement of the performance goals. The Committee retains discretion to award stock options and/or stock appreciation rights to employees, possibly in recruitment or retention situations in the future.

No Hedging or Pledging of Stock

ATI policy prohibits directors, officers and key employees from engaging in publicly traded options and hedging transactions with regard to ATI securities, including the pledging of shares to secure personal loans.

Stock Ownership Guidelines

The Company has robust stock ownership guidelines in place that are applicable to its executives, including for all of the named executive officers, which are designed to further link these executives’ interests with the interests of stockholders generally. In 2014, the Committee revised the stock ownership guidelines to increase the ownership guideline for the CEO and for Business Unit Presidents. The revised guidelines require that executives own a specified number of shares of ATI Common Stock commensurate with their position, as follows:

Position	Guideline (in shares)
Chief Executive Officer	125,000
Executive Council members	35,000
Business Unit Presidents	15,000
Vice Presidents & Corporate Officers	10,000
Business Unit Vice Presidents and other Executives as deemed appropriate	5,000

Each executive has until the later of January 1, 2017 or five years from the date of promotion to one of the designated positions, as the case may be, to meet the guideline applicable to his or her position. The executive must retain a minimum of one third of any earned performance award denominated in shares of ATI Common Stock until the applicable guideline is met. The stock ownership guidelines apply deep into the ATI organization to business unit presidents and vice presidents and other executives as deemed appropriate. The securities counted toward applicable ownership targets include Common Stock and outstanding restricted stock under the PRSP and LTSV. As of March 1, 2015, the ATI stock ownership of all named executive officers met or exceeded their required holdings under the stock ownership guidelines.

The Company also has stock ownership guidelines in place applicable to its non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement.

TOTAL REALIZED COMPENSATION FOR 2014

The Committee views the amounts in the Summary Compensation Table as the compensation opportunity for each named executive officer under the executive compensation program. When making determinations and awards under the plans, the Committee looks to the actual dollar value of awards to be delivered to the named executive officers in any given year, as illustrated by the Total Realized Compensation figure below.

Name	2013 Total Realized Compensation	2014 Total Realized Compensation
Harshman	$2,763,169	$3,289,353
DeCourcy(1)	337,148	$895,137
Dalton	$1,116,933	$1,330,309
Sims	$1,012,568	$1,246,772	(2)
Dunlap(3)	$1,285,817	$1,140,318

(1)

Mr. DeCourcy became a Senior Vice President, Finance and Chief Financial Officer in December 2013. Mr. DeCourcy participated in the long-term compensation plans for the performance measurement periods beginning in 2012 and 2013 at a lower level and did not participate in the KEPP for any period.

(2)	Amount for Mr. Sims excludes relocation costs that are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Mr. Dunlap retired from the Company effective December 31, 2014.

Total Realized Compensation is calculated as follows:

(A)	Total Compensation as determined by SEC rules and set forth in the “Total” column of the Summary Compensation Table, minus

(B)	the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns of the 2014 Summary Compensation Table), minus

(C)	any vested amounts for ongoing KEPP performance period 2013-2015 (as reflected in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table), which amount is zero for all participants, minus

(D)	the year-over-year change in pension value and non-qualified deferred compensation (as reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the 2014 Summary Compensation Table), plus

(E)	the value realized in 2014 from shares awarded under the 2012-2014 TSRP long-term compensation plan; restricted shares under the 2012-2014 PRSP did not vest after three years and no employees have stock options (as reflected in the Options Exercised and Stock Vested Table).

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the preceding Compensation Discussion and Analysis with Company management. Based on such review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement. The Committee furnishes this Report for inclusion in the 2015 Proxy Statement and recommends its inclusion in ATI’s Annual Report on Form 10-K.

Submitted by:

PERSONNEL AND COMPENSATION COMMITTEE,

whose members are:

James E. Rohr, Chairman

Diane C. Creel

J. Brett Harvey

SUMMARY COMPENSATION TABLE FOR 2014

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Chief Financial Officer, each of the other three most highly compensated executives who were serving as executive officers as of December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Richard J. Harshman	2014	993,019	—	3,846,929	—	1,376,450	1,532,375	209,731	7,958,504
Chairman, President and	2013	954,006	—	3,181,302	—	—	169,063	358,810	4,663,181
Chief Executive Officer	2012	923,123	—	3,093,395	—	2,755,836	3,012,512	387,465	10,172,331
Patrick J. DeCourcy(1)	2014	430,000	—	1,236,931	—	338,715	117,354	64,476	2,187,476
Senior Vice President, Finance	2013	275,792	—	305,367	—	—	(9,532)	61,356	632,983
and Chief Financial Officer
Hunter R. Dalton	2014	488,252	—	1,423,947	—	580,734	1,025,950	63,969	3,582,852
Executive Vice President,	2013	449,302	—	1,002,708	—	—	150,574	106,805	1,709,389
ATI Specialty Materials Group	2012	432,544	—	859,788	—	1,265,087	1,059,962	83,341	3,700,722
John D. Sims	2014	484,141	—	1,423,947	—	518,364	443,088	80,750	2,950,290
Executive Vice President, ATI High	2013	436,378	—	943,858	—	—	(106,801)	216,725	1,490,160
Performance Components Group
Terry L. Dunlap(2)	2014	488,294	—	1,423,947	—	369,023	3,715	85,647	2,370,626
Former Executive Vice President,	2013	449,306	—	1,002,708	—	—	(1,964)	111,820	1,561,870
ATI Flat Rolled Products Group	2012	436,143	—	859,788	—	1,381,259	4,796	126,547	2,808,533

(1)	Mr. DeCourcy was named Interim Chief Financial Officer in July 2013 and Senior Vice President, Finance and Chief Financial Officer in December 2013.

(2)	Mr. Dunlap retired from the Company effective December 31, 2014.

(3)	Discretionary cash bonuses.

(4)

The values set forth in this column are based on the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of awards made under the Company’s PRSP, LTPP-TSR and LTSV in 2014, each of which has a three-year performance measurement period. Grant date fair values of the awards are calculated based on the expected outcome of the related performance conditions to which the awards are subject, as applicable. If maximum performance were to be achieved, the 2014 amounts for each named executive officer would be as follows: Mr. Harshman, $5,353,628; Mr. DeCourcy, $1,668,850; for each of Messrs. Dalton, Sims and Dunlap, $1,921,152.

The fair value of nonvested performance/restricted stock awards granted under the PRSP is measured based on the stock price at the grant date, adjusted for non-participating dividends, as applicable, based on the current dividend rate. For nonvested stock awards to employees made under the PRSP, one-half of the nonvested stock (“performance shares”) vests only upon the attainment of a cumulative net income target measured over a three-year period. The remaining one-half of the nonvested stock award vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. The per share fair value of the PRSP awards made in 2014 is $29.22.

Fair values for the LTPP-TSR awards at target were estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over three-year time periods matching the TSRP performance periods. The per share fair value of the LTPP-TSR awards made in 2014 is $33.67.

The fair value of nonvested performance/restricted stock awards granted under the LTSV is measured based on the stock price at the grant date, adjusted for non-participating dividends, as applicable, based on the current dividend rate. For nonvested stock awards to employees made under the LTSV, performance shares vest only upon the achievement of various pre-set strategic operational goals that are expected to create stockholder value over the long term measured over a three-year period. The per share fair value of the LTSV awards made in 2014 is $29.22.

A discussion of the relevant assumptions made in the valuations may be found in Note 13 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(5)

Consists of performance-based (and not discretionary) cash awards earned for the year indicated under the AIP and the KEPP, respectively, as follows. For Messrs. Harshman and DeCourcy, AIP figures include additional amounts due to positive qualitative adjustments within the AIP formula. As set forth below with respect to the KEPP plans, no amounts vested for the year based on the Company’s performance in 2014. Mr. DeCourcy did not participate in KEPP for any performance measurement period.

Name	2014 AIP	2012-2014 KEPP	2013-2015 KEPP	Total
Harshman	$1,376,450	$0	$0	$1,376,450
DeCourcy	$338,715	N/A	N/A	$338,715
Dalton	$580,734	$0	$0	$580,734
Sims	$518,364	$0	$0	$518,364
Dunlap	$369,023	$0	$0	$369,023

(6)

The amounts in this column include amounts that are not vested and may not ultimately be received by the named executive officer. The amounts reflect the actuarial change in the present value of the named executive officer’s benefits under all defined benefit pension plans established by the Company, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. In 2014, the discount rate used was 4.25% and had the effect of increasing the pension benefit to the named executive officer. Effective December 31, 2014, the Company froze future benefit accruals in the ATI Pension Plan for all participating employees other than those in contractual employment arrangements. Also effective December 31, 2014, the Company froze the defined benefit-type non-qualified deferred compensation plans in which salaried employees participate, which includes the Supplemental Pension Plan in which Mr. Harshman participates and the defined benefit portion of the ATI Benefit Restoration Plan in which Messrs. Harshman, DeCourcy, Dalton and Sims participate.

(7)

The values of any perquisites are calculated based on the aggregate incremental cost to the Company. The Company does not provide (i) perquisites or personal benefits of air travel or club memberships, or (ii) tax reimbursements relating to perquisites or personal benefits. Please see the All Other Compensation Table for 2014 that follows for additional information.

ALL OTHER COMPENSATION FOR 2014

In addition to those items reports in footnote 6 to the Summary Compensation Table, amounts in the “All Other Compensation Column” include the following:

Name	Nonqualified Defined Contribution Plans ($)(1)	Contributions made by the Company to 401(k) and Other Defined Contribution Plans ($)	Insurance Premiums ($)	Dividends on Nonvested Performance/ Restricted Stock ($)(2)	Other ($)(3)	Total ($)
Harshman	78,617	26,170	9,965	93,774	1,205	209,731
DeCourcy	23,223	22,437	2,236	15,375	1,205	64,476
Dalton	20,787	10,625	3,439	29,118	0	63,969
Sims	17,923	26,170	2,514	27,474	6,669	80,750
Dunlap	27,204	24,587	4,738	29,118	0	85,647

(1)

Amounts relate to the ATI Benefit Restoration Plan or the Executive Deferred Compensation Plan, as applicable. Under the non-qualified defined contribution portion of the ATI Benefit Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. See also the narrative discussion preceding the Non-Qualified Deferred Compensation Table.

(2)

Quarterly dividends paid on shares of performance/restricted stock are paid either in cash or in stock, in which case are based on average of the high and low of the intra-day price of the shares on the applicable dividend payment date. The price used to reinvest shares, and the mechanism and manner in which the dividends are reinvested, are consistent with the Company’s dividend reinvestment plan. The Company does not pay cash dividends or dividend equivalents on future grants of non-vested performance stock until the amounts are earned.

(3)

For Messrs. Harshman and DeCourcy, amounts are for parking. The parking benefit for the named executive officers who work at corporate headquarters is provided on the same terms as to a broader group of corporate employees. For Mr. Sims, the amount consists of the corporate parking benefit and amounts related to his 2013 relocation to corporate headquarters.

GRANTS OF PLAN-BASED AWARDS FOR 2014

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Plan-Based Equity Awards ($)(2)
Name	Description(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)

Harshman	AIP		575,000	1,150,000	2,300,000
	PRSP	2/26/2014				24,027		48,054	48,054				1,404,138
	LTPP-TSR	2/26/2014				22,375		44,749	89,498				1,506,699
	LTPP-LTSV	2/26/2014				0	(4)	32,036	32,036				936,092
	Total		575,000	1,150,000	2,300,000	46,402		124,839	169,588				3,846,929

DeCourcy	AIP		150,500	301,000	602,000
	PRSP	2/26/2014				6,888		13,775	13,775				402,506
	LTPP-TSR	2/26/2014				6,414		12,828	25,656				431,919
	LTPP-LTSV	2/26/2014				0	(4)	13,775	13,775				402,506
	Total		150,500	301,000	602,000	13,302		40,378	53,206				1,236,931
Dalton	AIP		173,250	346,500	693,000
	PRSP	2/26/2014				7,929		15,858	15,858				463,371
	LTPP-TSR	2/26/2014				7,384		14,767	29,534				497,205
	LTPP-LTSV	2/26/2014				0	(4)	15,858	15,858				463,371
	Total		173,250	346,500	693,000	15,313		46,483	61,250				1,423,947

Sims	AIP		173,250	346,500	693,000
	PRSP	2/26/2014				7,929		15,858	15,858				463,371
	LTPP-TSR	2/26/2014				7,384		14,767	29,534				497,205
	LTPP-LTSV	2/26/2014				0	(4)	15,858	15,858				463,371
	Total		173,250	346,500	693,000	15,313		46,483	61,250				1,423,947
Dunlap	AIP		173,250	346,500	693,000
	PRSP(3)	2/26/2014				7,929		15,858	15,858				463,371
	LTPP-TSR(3)	2/26/2014				7,384		14,767	29,534				497,205
	LTPP-LTSV(3)	2/26/2014				0	(4)	15,858	15,858				463,371
	Total		173,250	346,500	693,000	15,313		46,483	61,250				1,423,947

(1)	Represents the Company’s Annual Incentive Plan (AIP), Performance/Restricted Stock Program (PRSP), the TSR component of the LTPP (LTPP-TSR) and the LTSV component of the LTPP (LTPP-LTSV).

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718 and correspond to the aggregate values disclosed in the “Stock Awards” column in the 2014 Summary Compensation Table. For the PRSP nonvested stock award, one-half of the award (“performance shares”) vests only upon the attainment of a cumulative net income target measured over a three-year performance measurement period. The fair value of a PRSP nonvested stock award as presented above is measured based on the stock price at the grant date, with the assumption that the performance criteria will be achieved. The remaining one-half of the nonvested PRSP stock award vests over a service period of five years, with accelerated vesting to three years if the performance shares’ vesting criterion is attained. Fair value for the LTPP-TSR award was estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over a three-year time period matching the performance measurement period. For nonvested stock awards made under the LTSV, performance shares vest only upon the achievement of various pre-set strategic operational goals that are expected to create stockholder value over the long term measured over a three-year period. The fair value of a LTSV nonvested stock award as presented above is measured based on the stock price at the grant date, with the assumption that the performance criteria will be achieved. A discussion of the relevant assumptions made in the valuations may be found in Note 13 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)	Awards for Mr. Dunlap as presented reflect the full value of shares granted, or in the case of the LTPP-TSR, his target opportunity shares. At the end of the performance period, Mr. Dunlap’s equity awards will be pro-rated to the date of his retirement of December 31, 2014. Such pro-rated values are reported in the Outstanding Equity Awards at Fiscal Year End table.

(4)	Under the LTPP-LTSV, vesting of awards is dependent upon the degree that the pre-set strategic, operational goals are achieved. The threshold value, which could be a percentage of target, assumes minimum achievement of goals. No amounts greater than target can vest.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Harshman	2/22/2012							17,741	616,855
	2/28/2013							23,354	812,019	23,353	(4)	811,984
	2/28/2013									51,733	(5)	1,798,756
	2/26/2014							24,027	835,419	24,027	(4)	835,419
	2/26/2014									44,749	(5)	1,555,923
	2/26/2014									32,036	(6)	1,113,892

								65,122	2,264,293	175,898		6,115,974
DeCourcy	2/22/2012							1,548	53,824
	2/28/2013							2,242	77,954	2,241	(4)	77,920
	2/28/2013									4,966	(5)	172,668
	2/26/2014							6,888	239,496	6,887	(4)	239,461
	2/26/2014									12,828	(4)	446,030
	2/26/2014									13,775	(6)	478,957

								10,678	371,274	40,697		1,415,056
Dalton	2/22/2012							4,931	171,451
	2/28/2013							7,361	255,942	7,360	(4)	255,907
	2/28/2013									16,306	(5)	566,960
	2/26/2014							7,929	275,691	7,929	(4)	275,691
	2/26/2014									14,767	(5)	513,449
	2/26/2014									15,858	(6)	551,383

								20,221	703,084	62,220		2,163,390
Sims	2/22/2012							4,222	146,799
	2/28/2013							6,929	240,921	6,928	(4)	240,887
	2/28/2013									15,349	(5)	533,685
	2/26/2014							7,929	275,691	7,929	(4)	275,691
	2/26/2014									14,767	(5)	513,449
	2/26/2014									15,858	(6)	551,383

								19,080	663,411	60,831		2,115,095
Dunlap	2/22/2012							4,931	171,451
	2/28/2013							7,361	255,942	7,360	(4)	255,907
	2/28/2013	(7)								10,876	(5)	378,159
	2/26/2014	(7)						2,640	91,763	2,641	(4)	91,828
	2/26/2014	(7)								4,917	(5)	170,964
	2/26/2014	(7)								5,281	(6)	183,620

								14,932	519,186	31,075		1,080,478

(1)

This table relates to shares of (i) performance/restricted stock awarded under the PRSP, (ii) awards under the TSRP that have not vested for the performance measurement period ending in 2015, (iii) and awards under each of the LTPP-TSR and LTPP-LTSV for the performance measurement periods ending in 2016. There were no vested and unexercised options to purchase Company Common Stock outstanding as of December 31, 2014.

(2)

Consists of shares of time-based restricted stock under the PRSP. The number of shares reported in this column represents the number of shares that would be awarded pursuant to the time-based vesting portion of the PRSP grants made in 2012, 2013 and 2014. With respect to the 2013 and 2014 PRSP grants, such shares may vest earlier upon the Company’s achievement of a cumulative net income target during the applicable performance measurement period.

(3)	Amounts were calculated using $34.77 per share, the closing price of Company Common Stock at December 31, 2014.

(4)

Consists of shares of performance-based restricted stock under the PRSP. The number of shares reported represents the number of shares that would be awarded if the applicable performance measures under the PRSP grants made in 2013 and 2014 are met at the end of their respective three-year performance measurement periods.

(5)

Represents the number of shares that would be awarded if the next higher performance measure (threshold, target, or maximum) was achieved under the TSRP or LTPP-TSR, as applicable. In accordance with applicable

SEC rules and interpretations, for the 2013-2015 and 2014-2016 performance measurement periods, performance is disclosed at target because TSR performance for the award periods ended December 31, 2014 was below target.

(6)

Consists of shares of performance-based restricted stock under the LTSV. The number of shares reported represents the number of shares that would be awarded if all applicable performance measures under the LTSV grant made in 2014 are met at the end of the three-year performance measurement period.

(7)	Amounts for Mr. Dunlap reflected pro-rata vesting of awards under the PRSP, TSRP, LTPP-TSR, and LTPP-LTSV to the date of his retirement of December 31, 2014.

OPTION EXERCISES AND STOCK VESTED FOR 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Harshman	—	—	24,854	710,153
DeCourcy	—	—	2,168	61,946
Dalton	—	—	6,907	197,354
Sims	—	—	5,914	168,981
Dunlap	—	—	6,907	197,354

(1)

Consists of shares awarded pursuant to the 2012 TSRP based on payout at 74%. Half of the PRSP shares granted to the named executive officers in 2012 were forfeited because the performance criteria was not met; the remaining half of the shares granted will vest in February 2017.

(2)

For the TSRP awards, amounts were calculated using $28.573 per share, which was the average of the high and low trading prices of Company Common Stock on January 22, 2015, the business day prior to the award payment date.

PENSION BENEFITS FOR 2014

Name	Plan Name	Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Harshman	ATI Pension Plan	28	2,292,004	—
	ATI Benefit Restoration Plan	21	7,734,112	—
	Supplemental Pension Plan	10	3,472,507	—
DeCourcy	ATI Pension Plan	8	253,992	—
	ATI Benefit Restoration Plan	8	150,110	—
Dalton	ATI Pension Plan	33	1,526,436	—
	ATI Benefit Restoration Plan	33	3,240,370	—
Sims	ATI Pension Plan	17	560,406	—
	ATI Benefit Restoration Plan	17	1,076,153	—
Dunlap	ATI Pension Plan	5	36,368	—

(1)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

(2)

The present value of accumulated benefit as of December 31, 2014 is computed using the relevant actuarial assumptions consistent with those used to value the Company’s defined benefit pension plans in the Company’s 2014 audited financial statements. Accruals under each of these plans were frozen as of December 31, 2014.

ATI Pension Plan

The Company maintains a qualified defined benefit pension plan, called the Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”), which is the result of the mergers of several plans previously sponsored by Allegheny Ludlum Corporation (“Allegheny Ludlum”), Teledyne Inc. (“TDY”) and

Ladish Co., Inc. (“Ladish”). Effective December 31, 2014, the Company froze future benefit accruals under the ATI Pension Plan for all participating employees other than those with contractual employment arrangements.

The ATI Pension Plan has a number of benefit formulas that apply separately to various groups of employees and retirees, generally, by work location and job classification. A principal determinant of which formula applied prior to December 31, 2014 is whether the employee was employed by Allegheny Ludlum, as in the case of Mr. Dunlap, or by TDY, as in the case of Messrs. Harshman, Dalton and Sims, at the time the respective companies became members of the controlled group that includes the Company. Mr. DeCourcy’s pension benefit formula includes periods of service with both Allegheny Ludlum and TDY.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria. Mr. Dunlap had a modest frozen benefit under the Allegheny Ludlum formula.

Each formula for Allegheny Ludlum, TDY and Ladish multiplies years of service by compensation and then by a factor to produce a benefit amount payable as a straight life annuity. For Allegheny Ludlum and TDY, that benefit amount is reduced with respect to Social Security amounts payable to determine the annuity amount payable. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum, TDY and Ladish definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the named executive officers to which they apply.

Upon becoming a corporate employee in 1998, Mr. Harshman ceased receiving credit for service under the TDY formula after having been credited with approximately twenty-one years of service under that formula.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age for Allegheny Ludlum and TDY participants or with thirty years of service and at age 60 for Ladish participants. Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

ATI Benefit Restoration Plan

Under the non-qualified ATI Benefit Restoration Plan, the Company accrues benefits for the named executive officers that restores to eligible named executive officers the amounts that cannot be paid to them under the terms of the Company’s defined contribution plans or the defined benefit plan (the ATI Pension Plan), in either case due to the limitations set forth in the Code. All named executive officers are eligible to participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the defined contribution plan in which the respective named executive officer participates. Effective December 31, 2014, the Company froze future benefit accruals under the defined benefit portion of the ATI Benefit Restoration Plan, under which Messrs. Harshman, DeCourcy, Dalton and Sims participated. Distributions under the ATI Benefit Restoration Plan are available only at the times and in the same forms as under the ATI Pension Plan, subject to payment delays to comply with Section 409A of the Code.

Supplemental Pension Plan

Effective December 31, 2014, the Company froze future benefit accruals under the Supplemental Pension Plan, which had provided certain key employees of the Company and its subsidiaries, including Mr. Harshman (or their beneficiaries in the event of death), with monthly payments in the event of retirement, disability or death, equal to 50% of monthly base salary as of the date of retirement, disability or death. Monthly retirement benefits start following the end of the two month period (subject to delay to comply with Section 409A of the Code) after the later of (i) age 62, if actual retirement occurs prior to age

62 but after age 58 with the approval of the Board of Directors, or (ii) the date actual retirement occurs, and generally continue for a 118-month period. The plan describes the events that will terminate an employee’s participation in the plan.

NONQUALIFIED DEFERRED COMPENSATION FOR 2014

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings In Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harshman	78,617	29,267	—	1,715,683
DeCourcy	23,233	968	—	53,035
Dalton	—	20,787	—	617,928
Sims	17,923	364	—	18,287
Dunlap	27,204	14,134	—	710,387

(1)

Reflects contributions made pursuant to the defined contribution portion of the ATI Benefit Restoration Plan for Messrs. Harshman, DeCourcy, Sims and Dunlap. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2014. Calculation also includes incremental adjustments in the account for the benefit of Mr. Dalton under the Executive Deferred Compensation Plan, which ceased accepting new contributions from participants in 2003.

(2)

Aggregate earnings for the ATI Benefit Restoration Plan are calculated using the fiscal year-end balance, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s qualified defined contribution plan. For 2014, this rate was 2.03%.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Employment Agreements

ATI does not have any employment agreements with its named executive officers.

Change in Control Agreements

The Company has entered into a change in control agreement with each continuing named executive officer and other key employees to assure the Company that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control.

All members of the management Executive Council and corporate officers have change in control agreements that do not include an excise tax gross-up provision.

Under the agreements, a “change in control” is defined as:

•

the Company’s actual knowledge that (x) an individual or entity has acquired beneficial ownership of 20% or more of the voting power of Company stock or (y) persons have agreed to act together for the purpose of acquiring 20% or more of the voting power of Company stock,

•	the completion of a tender offer pursuant to which 20% or more of the voting power of Company stock has been acquired,

•	the occurrence of a successful solicitation electing or removing 50% of the members of the Board or the Board consisting less than 51% of continuing directors, or

•	the occurrence of a merger, consolidation, sale or similar transaction.

In general, the agreements provide for the payment of severance benefits if a change in control occurs, and within 24 months after the change in control either:

•

the Company terminates the executive’s employment with the Company without “cause,” which is defined to mean a felony conviction, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties after 30 days’ notice to cure; or

•	the executive terminates employment with the Company for “good reason,” which is defined to mean:

(i)	a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position,

(ii)	relocation more than 35 miles from principal job location,

(iii)	reduction in annual salary or material reduction in other compensation or benefits,

(iv)	failure by the Company to cause a successor corporation to adopt and perform under the agreement, or

(v)	purported termination other than as expressly permitted in the agreement.

In addition to amounts accrued through the date of termination, an employee entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment within thirty days of the date of termination equal to the sum of:

•

base salary plus annual bonus at the greater of target or the actual level of performance achieved through the date of termination projected through the end of the year times a multiple (which is 3x for Mr. Harshman and 2x for Messrs. DeCourcy, Dalton and Sims);

•

prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year; and

•

the value of all long-term incentive awards for then uncompleted measurement periods determined at the greater of target or actual performance levels achieved to the date of termination projected through the remainder of the measurement period.

An employee eligible for severance will also be provided:

•	the continuation of perquisites and welfare benefits for a period (36 months);

•	reimbursement for outplacement services up to $25,000 for Mr. Harshman and $15,000 for Messrs. DeCourcy, Dalton and Sims; and

•	the number of years corresponding to the applicable multiples above of credited service and full vesting under the Company’s supplemental pension plans in which the executive participates.

The agreements also provide for the lifting of restrictions on stock awarded.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

The Personnel and Compensation Committee has reviewed the change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables payable to each named executive officer in the event of termination of such executive’s employment. The amount of enhanced compensation payable to each named executive officer upon voluntary termination, retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination within 24 months following a change in control, and in the event of disability or death of the executive, is shown as follows. The amounts shown assume that such termination was effective as of December 31, 2014. The closing price of Company Common Stock on the NYSE on that date was $34.77. The amounts shown are estimates of the amounts that would be paid out to the executives upon their termination. For purposes of the tables, calculations are based on the greater of the target award or the value earned for actual performance against the preset performance goals thorough the assumed date of termination. The actual performance to the assumed date of termination is projected through the remainder of the uncompleted performance measurement periods. Further, the tables show annual bonus amounts at the actual level of performance for 2014. The actual amounts payable can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the defined contribution plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan and Supplemental Pension Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, such officer will be entitled to (subject to the Company’s consent for certain amounts):

•	retain any outstanding stock options for the remainder of the outstanding ten-year term;

•

receive a prorated share of each outstanding TSRP or LTPP-TSR award upon the completion of such cycle when, if and to the extent such award is earned during the applicable performance measurement period;

•

receive all outstanding shares of time-vested performance/restricted stock when the restrictions on such shares lapse upon the passage of time or the achievement of the applicable performance criteria;

•	receive all outstanding shares of performance-based performance/restricted stock when, if and to the extent that such award is earned during the applicable performance measurement period;

•	receive that portion of the outstanding KEPP awards that were earned at the time of retirement and a prorated share of the remaining portion of each outstanding KEPP award; and

•	receive payments under the Supplemental Pension Plan, beginning two months after retirement, subject to Section 409A of the Internal Revenue Code.

Consent of the Company is required for payments of awards under the long-term compensation plans upon retirement as described.

Terry L. Dunlap retired from the Company effective December 31, 2014. Mr. Dunlap was entitled to and was paid amounts earned through the date of his retirement, including vacation pay. Those amounts paid to Mr. Dunlap are presented in the Summary Compensation Table. Under the Company’s qualified Pension Plan and the applicable qualified savings plans, Mr. Dunlap was entitled to receive the then accrued qualified benefits at any time permitted by those plans. No severance payments were made to Mr. Dunlap.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees.

Payments Made Upon a Change in Control

The Company is a party to a change in control severance agreement with each named executive officer that provides the named executive officer with payments in the event his employment is terminated by the Company for reasons other than cause or by the named executive officer for good reason (defined to include diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within 24 months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions. The tables below illustrate the amount of payments due in various circumstances.

As noted, the column “Involuntary or Good Reason Termination (w/in 24 Months of a Change in Control)” assumes that there was a change in control at the December 31, 2014 closing price of $34.77 per share and all of the named executive officers had a triggering event on December 31, 2014 and all cash amounts due, all deferred compensation enhancements, and all potential benefit payments were to be paid in a single lump sum. The aggregate payments to the named executive officers would be approximately 1.1% of the indicated transaction value of $3.78 billion, which represents the Company’s approximate equity market capitalization value at December 31, 2014.

Richard J. Harshman ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	8,750	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	3,912	0	0	3,912	3,912	3,912
LTPP-TSR, TSRP(1)	0	2,176	0	0	4,478	2,176	2,176
LTPP-LTSV	0	371	0	0	1,114	371	371
KEPP(2)	0	0	0	0	955	0	0
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	285	0	0
Non-qualified defined benefit plan(3)	0	0	0	0	0	0	0
Health & Welfare Benefits	0	0	0	0	50	0	0
Outplacement	0	0	0	0	25	0	0
Supplemental Pension Plan(3):	0	0	0	0	5,000	0	0
Total	0	6,459	0	0	24,569	6,459	6,459

(1)	For all awards made under plans based on the Company’s total shareholder return performance.

(2)	No new awards were made under KEPP after 2013.

(3)	The Company froze future benefit accruals under the non-qualified defined benefit pension plan and the Supplemental Pension Plan effective December 31, 2014.

Patrick J. DeCourcy ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	2,064	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	689	0	0	689	689	689
LTPP-TSR, TSRP(1)	0	363	0	0	893	363	363
LTPP-LTSV	0	160	0	0	479	160	160
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	82	0	0
Non-qualified defined benefit plan(2)	0	0	0	0	72	0	0
Health & Welfare Benefits	0	0	0	0	42	0	0
Outplacement	0	0	0	0	15	0	0
Total	0	1,212	0	0	4,336	1,212	1,212

(1)	For all awards made under plans based on the Company’s total shareholder return performance.

(2)	The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014.

Hunter R. Dalton ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	2,376	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	1,235	0	0	1,235	1,235	1,235
LTPP-TSR, TSRP(1)	0	698	0	0	1,447	698	698
LTPP-LTSV		184	0	0	551	184	184
KEPP(2)	0	0	0	0	452	0	0
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	94	0	0
Non-qualified defined benefit plan(3)	0	0	0	0	594	0	0
Health & Welfare Benefits	0	0	0	0	43	0	0
Outplacement	0	0	0	0	15	0	0
Total	0	2,117	0	0	6,807	2,117	2,117

(1)	For all awards made under plans based on the Company’s total shareholder return performance.

(2)	No new awards were made under KEPP after 2013.

(3)	The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014.

John D. Sims ($ in thousands):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (w/in 24 months of Change in Control)	Disability	Death
Severance:	0	0	0	0	2,376	0	0
Compensation:
AIP	0	0	0	0	0	0	0
Long-Term Incentive Compensation:
PRSP	0	1,180	0	0	1,180	1,180	1,180
LTPP-TSR, TSRP(1)	0	673	0	0	1,447	673	673
LTPP-LTSV	0	184	0	0	551	184	184
KEPP(2)	0	0	0	0	425	0	0
Benefits & Perquisites:
Non-qualified defined contribution plan	0	0	0	0	94	0	0
Non-qualified defined benefit plan(3)	0	0	0	0	632	0	0
Health & Welfare Benefits	0	0	0	0	43	0	0
Outplacement	0	0	0	0	15	0	0
Total	0	2,037	0	0	6,161	2,037	2,037
(1)	For all awards made under plans based on the Company’s total shareholder return performance.

(2)	No new awards were made under KEPP after 2013.

(3)	The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014.

ITEM 4 – RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm (the “independent auditors”) for several years. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about the Company’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2015, and making its recommendation that stockholders ratify the selection, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2015.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young before the firm is retained to perform any such services. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2014 and 2013.

INDEPENDENT AUDITOR: SERVICES AND FEES

The fees and expenses of Ernst & Young for the indicated services performed during 2014 and 2013 were as follows:

Service	2014	2013
Audit fees	$3,592,000	$3,880,000
Audit-related fees	14,000	217,000
Tax fees	0	0
All other fees	2,000	2,000
Total	$3,608,000	$4,099,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the consolidated financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits.

“Audit-related fees” consisted of fees related to a compliance audit and the audits of employee benefit and pension plans.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2014, which include the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2014, and the notes thereto (collectively, the “Financial Statements”).

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for attesting to the effectiveness of the Company’s internal control over financial reporting. One of the Audit Committee’s responsibilities is to monitor and oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed, met and held discussions with the Company’s management, internal auditors, and the independent auditors regarding the Financial Statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the Company’s internal auditors and independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§ 380). The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence and has also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors at the February 26, 2015 meeting of the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. The Board of Directors has approved this inclusion.

Submitted by:

AUDIT COMMITTEE, whose members are:

John R. Pipski, Chairman

Carolyn Corvi

James C. Diggs

Louis J. Thomas

OTHER BUSINESS

The Company knows of no business to be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote on such matters at their discretion.

Following adjournment of the formal business meeting, Richard J. Harshman, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Personnel and Compensation Committee is an officer or employee of the Company, and no member of the Committee has a current or prior relationship, and no officer who is a statutory insider of the Company has a relationship, to any other company, required to be described under the Securities and Exchange Commission rules relating to disclosure of executive compensation.

CERTAIN TRANSACTIONS

The Board of Directors has adopted a written Statement of Policy with respect to Related Party Transactions (the “Policy”). The Policy applies to transactions or arrangements between the Company and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under the Policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board of Directors. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties.

OTHER INFORMATION

Annual Report On Form 10-K

COPIES OF ATI’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, CAN BE OBTAINED FREE OF CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY, ALLEGHENY TECHNOLOGIES INCORPORATED, 1000 SIX PPG PLACE, PITTSBURGH, PENNSYLVANIA 15222-5479 OR BY CALLING (412) 394-2800.

Proxy Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

The Company has engaged Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $10,000 plus expenses. Our employees may also solicit proxies for no additional compensation.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

Dated: March 20, 2015

APPENDIX A

ALLEGHENY TECHNOLOGIES INCORPORATED

2015 INCENTIVE PLAN

FOR SELECTED OFFICERS, KEY EMPLOYEES AND

NON-EMPLOYEE DIRECTORS

Article I.

Purpose and Adoption of the Plan

1.1. Purpose. The purpose of the Allegheny Technologies Incorporated 2015 Incentive Plan (hereinafter referred to as the “Plan”) is to assist Allegheny Technologies Incorporated in attracting and retaining highly competent employees and directors, to act as an incentive in motivating selected officers and other key employees and non-employee directors of the Company to achieve long-term corporate objectives and to enable cash incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code.

1.2. Adoption of Plan. The Plan was approved by the Board of Directors (the “Board”) of the Company on February 26, 2015 and will become effective on May 1, 2015 if approved by the stockholders of the Company at its 2015 Annual Meeting of Stockholders (the “Effective Date”).

1.3. The Plan and Term. The Plan shall remain in effect until April 30, 2025, unless terminated by action of the Board prior to that date. If the material terms of the Performance Goals are changed from those set forth in this Plan when initially approved by the stockholders, the provisions of Articles VII, VIII, IX and X with respect to performance-based awards to “covered employees” under Section 162(m) of the Code shall expire as of the fifth anniversary of the date the stockholders of the Company approved the Plan, unless the changed Performance Goals are approved by the stockholders of the Company.

1.4. Prior Plan. The Company previously adopted the Allegheny Technologies Incorporated 2007 Incentive Plan (the “Prior Plan”). Awards granted under the Prior Plan prior to the Effective Date of this Plan shall not be affected by the adoption of this Plan, and any Award Agreement issued under the Prior Plan shall remain in effect following the Effective Date of this Plan to the extent necessary to administer such awards, but no new Awards shall be granted under the Prior Plan after the Effective Date of this Plan.

Article II.

Definitions

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.1. Award means any one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares or Restricted Share Unit Awards described in Article VII, Performance Awards described in Article VIII, Awards of cash or any other Award made under the terms of the Plan.

2.2. Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.3. Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.4. Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant’s death.

2.5. Board means the Board of Directors of the Company.

2.6. Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 25% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date and (ii) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the Effective Date; provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c) Consummation of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than seventy five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be; or

(d) Consummation of (i) a complete liquidation or dissolution of the Company or (ii) a sale or other disposition of all or substantially all the assets of the Company.

2.7. Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.8. Committee means the Committee defined in Section 3.1.

2.9. Company or Corporation means Allegheny Technologies Incorporated, a Delaware corporation, and its successors.

2.10. Common Stock means Common Stock of the Company, par value $.10 per share.

2.11. Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.12. Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.13. Effective Date shall have the meaning given to such term in Section 1.2.

2.14. Exchange Act means the Securities Exchange Act of 1934, as amended.

2.15. Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.2(b).

2.16. Fair Market Value means, on any date, the average of the high and low quoted sales prices of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange Listed Companies, on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported.

2.17. Incentive Stock Option means a stock option within the meaning of Section 422 of the Code. Incentive Stock Options cannot be granted to directors notwithstanding any provisions of the Plan to the contrary.

2.18. Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.19. Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.20. Options means all Non-Qualified Stock Options and/or Incentive Stock Options granted at any time under the Plan.

2.21. Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.22. Participant means a person designated to receive an Award under the Plan in accordance with Section 5.1.

2.23. Performance Awards means Awards granted in accordance with Article VIII.

2.24. Performance Goals means operating income, operating profit, income before taxes, earnings before interest taxes and amortization, earnings, earnings per share (using generally accepted accounting principles or other specified method of determining earnings), return on investment or working capital, return on invested capital, return on capital employed, return on stockholders’ equity, return on or commissioning or qualification of particular capital expenditures or equipment, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), balanced scorecard, execution of growth strategy, integration or qualification of acquired businesses and operational goals, operating cash flow or cash flow, cost reductions, manufacturing cycle time reductions, reductions in inventory, inventory turns, on-time delivery performance and improvements in safety or environmental performance, any one of which may be measured with respect to the Company or any one or more of its Subsidiaries or business units and either in absolute terms or as compared to another company or companies, and safety measures and other quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities.

2.25. Plan means the Allegheny Technologies Incorporated 2015 Incentive Plan as described herein, as the same may be amended from time to time.

2.26. Prior Plans shall have the meaning given to such term in Section 1.3.

2.27. Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.1(b).

2.28. Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.29. Restricted Share Units or RSU means a contractual right to receive a number of shares of Common Stock, settled in the form of shares of Common Stock, equal to the number of units denominated in the award subject to restrictions imposed with Awards granted under Article VII.

2.30. Retirement means early or normal retirement under a pension plan (defined contribution or defined benefit) or arrangement of the Company or one of its Subsidiaries in which the Participant participates.

2.31. Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.32. Stock Appreciation Rights means Awards granted in accordance with Article VI.

2.33. Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

2.34. Termination of Employment means the voluntary or involuntary termination of a Participant’s employment with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Employment, or whether a Termination of Employment shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion.

Article III.

Administration

3.1. Committee. The Plan shall be administered by a committee or committees of the Board (“Committee”) comprised solely of independent members of the Board of Directors. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate and to cancel Awards (including those made pursuant to other plans of the Company), and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee shall not, however, have or exercise any discretion that would disqualify amounts payable under Article X as performance-based compensation for purposes of Section 162(m) of the Code. The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. In addition, the independent members of the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board. The selection of members of the Committee or any subcommittee thereof, and any delegation by the Committee to designated officers or employees, under this Section 3.1 shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, except to the extent that the Board determines that such compliance is not necessary or desirable.

Article IV.

Shares

4.1. Number of Shares Issuable. The total number of shares authorized to be issued under the Plan shall equal 3.5 million shares of the Common Stock in the aggregate, including shares authorized under the Prior Plan. The number of shares available for issuance under the Plan shall be subject to adjustment in accordance with Section 10.8. The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock which shall have been reacquired by the Company.

4.2. Shares Subject to Terminated Awards. Common Stock covered by any unexercised portions of terminated Options (including canceled Options) granted under Article VI, Common Stock forfeited as provided in Section 7.2(a) and Common Stock subject to any Awards which are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. Common Stock subject to Options, or portions thereof, which have been surrendered in connection with the exercise of Stock Appreciation Rights shall not be available for subsequent Awards under the Plan, but Common Stock issued in payment of such Stock Appreciation Rights shall not be charged against the number of shares of Common Stock available for the grant of Awards hereunder. Common Stock covered by awards granted under the Prior Plans that after the Effective Date are terminated unexercised, forfeited or otherwise surrendered or not issued shall be available for subsequent Awards under this Plan. Notwithstanding anything to the contrary contained herein: (i) shares of Common Stock tendered in payment of an Option shall not be added to the aggregate plan limit described above; (ii) shares of Common Stock withheld by the Company to satisfy any tax withholding obligation shall not be added to the aggregate plan limit described above; (iii) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above; and (iv) all shares of Common Stock covered by a Stock Appreciation Right, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan.

Article V.

Participation

5.1. Eligible Participants. Participants in the Plan shall be such officers and other key employees of the Company and/or any one or more of its Subsidiaries as the Committee, in its sole discretion, may designate from time to time, and directors who are non-employee members of the Company’s Board of Directors. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive awards or grants under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Notwithstanding any provision herein to the contrary, the Committee may grant Awards under the Plan, other than Incentive Stock Options, to non-employees who, in the judgment of the Committee, render significant services to the Company or any of its Subsidiaries, on such terms and conditions as the Committee deems appropriate and consistent with the intent of the Plan. Subject to adjustment in accordance with Section 10.8, in any calendar year, no Participant shall be granted Awards in respect of more than 1 million shares of Common Stock (whether through grants of Options or Stock Appreciation Rights or other grants of Common Stock or rights with respect thereto) and $15 million in cash; provided, however, that any Award payable over a period of more than one year shall be pro-rated over the applicable period in determining the amount of the Award granted in any calendar year.

Article VI.

Stock Options and Stock Appreciation Rights

6.1. Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b) Purchase Price of Options. The Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that the Purchase Price of the Common Stock purchased pursuant to Options shall be equal to or greater than the Fair Market Value on the Date of Grant. The Committee shall not have the authority to decrease such price after the date of the Stock Option’s grant, except for adjustments appropriate to reflect a change in stock or a change in capitalization pursuant to Section 10.8. Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or any Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Option whose exercise price is above the then Fair Market Value of the Common Stock subject to an Option, whether by decreasing the exercise price, cancelling the Option and granting a substitute Option, repurchasing the Option for Cash or otherwise.

(c) Designation of Options. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non-Qualified Stock Option.

(d) Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) which would result in shares with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year.

(e) Rights as a Stockholder. A Participant or a transferee of an Option pursuant to Section 10.5 shall have no rights as a stockholder with respect to Common Stock covered by an Option until the Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 10.8.

6.2. Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided, however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.2(c).

(b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but shall not be less than the Purchase Price of the related Option which shall be equal to or greater than the Fair Market Value of the underlying shares of Common Stock on the Date of Grant. Upon exercise of Stock Appreciation Rights granted in tandem with Options, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Stock Appreciation Right or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights. Without limiting the foregoing, neither the Board nor the Committee may amend the Plan or any Award Agreement to reprice (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) any Stock Appreciation Right whose exercise price is above then Fair Market Value of the Common Stock subject to the Stock Appreciation Right and granting a substitute Stock Appreciation Right, repurchasing the Stock Appreciation Right for cash, or otherwise.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.3. Terms of Stock Options and Stock Appreciation Rights.

(a) Conditions on Exercise. An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant (provided that the vesting schedule for Options and Stock Appreciation Rights shall provide that the awards shall vest over a period of no less than three (3) years and except that rules regarding the exercise and or termination of Awards upon a Participant’s Disability, death, Termination of Employment or ceasing to be a Director will be provided in Participant’s Award Agreement with the Company) and the Committee may grant Options or Stock Appreciation Rights with a forfeiture period of less than three years, but not less than one (1) year as it deems necessary for recruitment purposes.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or

(ii) Termination of the Award following the Participant’s disability, Retirement, death or other Termination of Employment as provided in the Award Agreement; or

(iii) Ten years from the Date of Grant; or

(iv) Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

(c) Acceleration or Extension of Exercise Time. The Committee may (but shall not be obligated to) permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.4. Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised by written or electronic notice to the Company or by such other exercise procedures as may be provided in the Award Agreement which notice or other form of exercise must be received by the officer or employee of the Company designated in the Award Agreement on or before the close of business on the expiration date of the Award. The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made by delivery to the Company of either (a) Common Stock (which may, in the sole discretion of the Committee, include Restricted Shares, Restricted Share Units or shares otherwise issuable in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate) or (b) any combination of cash and Common Stock, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program that complies with applicable law under which, if so instructed by the Participant, Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of an irrevocable written or electronic notice of exercise from the Participant). In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.5. Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options outstanding on the date of such Change in Control, and all Stock Appreciation Rights shall become immediately and fully exercisable. The provisions of this Section 6.5 shall not be applicable to any Options or Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

Article VII.

Restricted Shares and Restricted Share Units

7.1. Restricted Share Awards and Restricted Share Unit Awards. The Committee may grant to any Participant an Award of Common Stock in the form of a Restricted Share Award or the contractual right to receive Common Stock in the form of a Restricted Share Unit Award in such number of shares, and on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of purchased or designated shares of Common Stock or other criteria or combination of the foregoing, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares or Restricted Share Units to “covered employees” (as defined in Section 162(m) of the Code), performance targets will be limited to specified levels of one or more of the Performance Goals. The terms of any Restricted Share or Restricted Share Unit Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

(a) Issuance of Restricted Shares.

(i)	Registration of Restricted Shares on the Books of the Company. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates, if any, representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant; provided, however, that if the Restricted Shares are uncertificated, other arrangements may be made, in the discretion of the Committee, to ensure the enforcement of the restrictions on such Restricted Shares. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.1(a)(iv), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.1(a)(iv), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(ii)	Rights as a Stockholder Regarding Restricted Shares. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.1(a)(i), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, except for the right to receive dividends, whether in cash or in stock, when paid to other stockholders prior to the lapse of all restrictions on the Restricted Shares provided, however, that any cash or Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.1(a)(i).

(iii)	Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to lapse of the restrictions applicable thereto.

(iv)	Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.3, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 10.5, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates or book entries for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(b) Issuance of Restricted Share Units.

(i)	Contractual Right. Restricted Share Units are contractual rights evidenced by an Award Agreement. Subject to the right to receive dividend equivalents as described in Section 7.1(b)(ii) below, a Participant who is granted an Award of Restricted Stock Units shall not be a stockholder unless or until the restrictions imposed in the Award Agreement with respect to those RSU lapse or are released. The right to receive shares of Common Stock shall not be recorded on the books of the Company and no certificate or other registration shall be recorded or produced.

(ii)	Right to Receive Dividend Equivalents upon Lapse or Release of Restrictions. Beginning on the Date of Grant of the Restricted Share Unit Award and subject to the execution of the Award Agreement, the Participant shall have the right to receive a value when and to the extent the applicable restrictions lapse or are released equal to the value of any dividends paid to stockholders in cash or in stock with cash dividend values converted into the right to receive a number of additional shares of Common Stock using the per share value of Common Stock on the date cash dividends are paid to stockholders.

(iii)	Restriction on Transferability. None of the Restricted Share Units may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

(iv)	Delivery of Shares upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.3, the restrictions applicable to the Restricted Share Units shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 10.5, the Company shall deliver to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates or book entries for the appropriate number of shares of Common Stock, free and clear of such restrictions, except for restrictions that may be imposed by law.

7.2. Terms of Restricted Shares and Restricted Share Units.

(a) Forfeiture Periods. A grant of Restricted Shares or Restricted Share Units pursuant to this Article VII shall be subject to a minimum forfeiture period of at least three (3) years, or such longer period as the Committee, in its sole discretion, may determine. Notwithstanding the foregoing, the Committee may grant shares of Restricted Shares or Restricted Share Units with a forfeiture period of at least one (1) year, or such longer period as the Committee, in its sole discretion, may determine, so long as vesting is based on performance criteria and the Committee may grant shares of Restricted Shares or Restricted Share Units with a forfeiture period of less than three years, but not less than one (1) year, as it deems necessary for recruitment purposes.

(b) Forfeiture of Restricted Shares or Restricted Share Units. Subject to Sections 7.2(c) and 7.3, all Restricted Shares and Restricted Share Units shall be forfeited, certificates representing Restricted Shares shall be returned to the Company and all rights of the Participant with respect to such Restricted Shares and Restricted Share Units shall terminate unless the Participant continues in the service of the Company or a Subsidiary as an employee or non-employee director until the expiration of the forfeiture period for such Restricted Shares and Restricted Share Units and satisfies any and all other conditions set forth in the Award Agreement. Subject to Section 7.2(a), the Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award or Restricted Share Unit Award.

(c) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares or Restricted Share Units) as the Committee shall deem appropriate.

7.3. Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to the Restricted Share Award and a Restricted Share Unit Award shall terminate fully and the Participant shall immediately have the right to the delivery of share certificate or certificates for such shares in accordance with Sections 7.1(a)(iv) and 7.1(b)(iv).

Article VIII.

Performance Awards

8.1. Performance Awards.

(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, Restricted Share Awards or Restricted Share Unit Awards made under Article VII. The Award Period shall be two or more fiscal or calendar years as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible employees, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards to “covered employees” (as defined in Section 162(m) of the Code), the targets will be limited to specified levels of one or more of the Performance Goals. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to employees to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.

(c) Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of performance targets.

(d) Payment of Earned Performance Awards. Subject to the requirements of Section 10.6, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.2. Terms of Performance Awards.

(a) Termination of Employment. Unless otherwise provided below or in Section 8.3, in the case of a Participant’s Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards.

(b) Retirement. If a Participant’s Termination of Employment is because of Retirement prior to the end of an Award Period, the Participant will not be paid any Performance Awards, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under Subsection (d).

(c) Death or Disability. If a Participant’s Termination of Employment is due to death or disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under Subsection (d).

(d) Pro-Rata Payment. The amount of any payment made to a Participant whose employment is terminated by Retirement, death or disability (under circumstances described in Subsections (b) and (c)) will be the amount determined by multiplying the amount of the Performance Award which would have been earned, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period under this Section 8.2 shall be made at the end of the respective Award Period, unless otherwise determined by the Committee in its sole discretion. Any partial payment previously made or credited to a deferred account for the benefit of a Participant as provided under Section 8.1(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section.

(e) Other Events. Notwithstanding anything to the contrary in this Article VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions as the Committee shall deem appropriate.

8.3. Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully payable to all Participants and shall be paid to Participants in accordance with Section 8.2(d) within 30 days after such Change in Control.

8.4. Grant of Other Stock-Based Awards. Other stock-based awards, consisting of stock purchase rights, Awards of cash, Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Company and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

8.5. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article VIII shall be subject to the following:

(a) Any Common Stock subject to Awards made under this Article VIII may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article VIII shall be entitled to receive, on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award when and to the extent the Performance Award is earned; and

(c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Employment prior to the exercise, realization or payment of such Award, whether such termination occurs because of Retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

8.6. Foreign Qualified Awards. Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

Article IX.

Short-Term Cash Incentive Awards

9.1. Eligibility. Executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under this Article IX.

9.2. Awards.

(a) Performance Targets. For each fiscal year of the Company, the Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “preestablished” for purposes of Section 162(m) of the Code.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year.

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article IX. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

(f) Non-Exclusive Arrangement. The adoption and operation of this Article IX shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

Article X.

Terms Applicable Generally to Awards

Granted Under the Plan

10.1. Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 10.3 and Section 10.8, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

10.2. Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

10.3 Clawback. In addition to any policy or other remedy of the Company, all Awards under this Plan are subject to the requirement, whether or not set forth in the Award Agreement, that the Participant receiving a payment of cash or delivery of shares (including dividends or dividend equivalents) of Common Stock in connection with any Award under this Plan shall repay to the Company such payment or deliver to the Company such shares of Common Stock to the extent any such payment or delivery (a) was predicated on achieving certain financial results, relative shareholder returns, individual performance goals or other measures of performance, (b) the materials, reports and facts upon which the Committee based its judgment that the applicable performance measure(s) had been met were materially incorrect or incomplete and (c) a lower or no payment or delivery would have resulted if the Committee had been provided accurate and complete materials, reports or facts (the “Excess Compensation”), provided, however, the Committee may, in its discretion, choose to waive the right to recover Excess Compensation from one or more Participants if (a) the Excess Compensation was not the result of or was not contributed to by the intentional fraud or misconduct of the Participant, (b) that no restatement of the Company’s financial statements was required by the inaccurate or incomplete information, (c) that to pursue recovery would be unreasonable, for example, weighing the likelihood of recovery against the cost of such recovery, or (d) whether the interests of the Company would be better served by waiving the recovery, for example, if the assertion of a claim would prejudice the interests of the Company.

10.4. Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

10.5. Limitation on Transfer. Except as provided in Sections 7.1(a)(iii) and 7.1(b)(iii) in the case of Restricted Shares or Restricted Share Unit Awards, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members, and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

10.6. Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a) The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b) In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

(c) For the avoidance of doubt, nothing in this Plan shall permit the Committee, the Board or the Company to pay or advance to any taxing body or to reimburse to any Participant any tax due or owing with respect to Section 4999 of the Code or comparable tax of any state or municipality.

10.7. Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder approve.

10.8. Adjustments to Reflect Capital Changes.

(a) Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for Awards subsequently granted under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Merger. After any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of all Options or receipt of other Award to receive (subject to any required action by stockholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above. In the event of a Merger in which the Company is not the surviving corporation, the surviving, continuing, successor, or purchasing corporation, as the case may be (the “Acquiring Corporation”), shall either assume the Company’s rights and obligations under outstanding Award Agreements or substitute awards in respect of the Acquiring Corporation’s stock for such outstanding Awards. In the event the Acquiring Corporation fails to assume or substitute for such outstanding Awards, the Board shall provide that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this Section 10.8(b) shall be conditioned upon the consummation of the Merger. Any Options which are neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger.

(c) Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

10.9. No Right to Employment. No employee or other person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its Subsidiaries.

10.10. Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

10.11. Restrictive Covenants. In exchange for participating in and receiving an Award under this Plan, each Participant receiving an Award shall supply, as necessary and indispensable part of the consideration given by each Participant, that Participant’s agreement not to compete with the business of the Company, not to raid employees of the Company, not to solicit employees of the Company and not to disparage the Company, in each case for a period of no less than one year after termination of employment for any reason, together with such other or additional restrictive covenants as the Committee may determine appropriate at the time an Award is made. Each Award Agreement under this Plan shall set forth the terms and conditions of such restrictive covenants in such form and in such manner as the Committee determines appropriate from time to time in its discretion and shall require the Participant receiving the Award to acknowledge that the receipt of the Award is adequate consideration for the Participant’s agreeing to the restrictive covenants.

10.12. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith. Any action, claim, unit or demand brought by or on behalf of a Participant in connection with any Award under this Plan shall be brought in a court of competent jurisdiction over actions arising in Allegheny County, Pennsylvania, the sites of the Company’s headquarters and the general operation of its business.

10.13. No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

10.14. Compliance with Rule 16b-3. It is intended that unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

10.15. Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

10.16. Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

10.17. Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which materially modifies the Plan by (i) increasing the benefits accrued to Participants under the Plan; (ii) increasing the number of securities which may be issued under the Plan; (iii) modifying the requirements for participation in the Plan; (iv) adopting a provision allowing the Board to accelerate vesting, exercise or payout of an award to or lapse or waive restrictions at the Board’s discretion, except as provided in the Plan, including Sections 6.5, 7.3 and 8.3; or (v) which requires stockholder approval under the Code, unless such compliance is no longer desired under the Code, or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

* * * * * *

Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2015.

Vote by Internet • Go to www.envisionreports.com/ati • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1.	Election of Directors:						+
01 - Diane C. Creel (Class I) 02 - John R. Pipski (Class I) 03 - James E. Rohr (Class I) 04 - David J. Morehouse (Class III)

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the Company’s 2015 Incentive Plan.	☐	☐	☐	4.	Ratification of the selection of Ernst & Young LLP as independent auditors for 2015.	☐	☐	☐

3.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign EXACTLY as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or custodian, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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020ZPB

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Allegheny Technologies Incorporated Stockholders

Friday, May 1, 2015

11:00 a.m. Eastern Time

State Suites

The Fairmont Copley Plaza Hotel

138 St. James Avenue

Boston, Massachusetts 02116

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

For the personal use of the stockholder named hereon - not transferable

Dear Stockholder,

Enclosed or available on the Internet at http://www.envisionreports.com/ati are materials relating to the Allegheny Technologies Incorporated 2015 Annual Meeting of Stockholders. The Notice of the Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by toll-free telephone, by Internet or by signing and returning the proxy card (below) by mail in the enclosed postage-paid envelope.

Elliot S. Davis

Corporate Secretary

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/ati

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Allegheny Technologies Incorporated

Proxy for 2015 Annual Meeting

Solicited on Behalf of the Board of Directors of Allegheny Technologies Incorporated

The undersigned hereby appoints Patrick J. DeCourcy, Elliot S. Davis and Marissa P. Earnest or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the stockholder named herein is entitled to vote with all powers which the stockholder would possess if personally present, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 1, 2015, and any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This proxy, when properly executed, will be voted as directed herein, but if you do not specify a vote, the proxies will vote FOR Items 1, 2, 3 and 4, and in their discretion on other matters.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.

(Continued and to be marked, dated and signed, on the other side)

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2015.

Vote by Internet • Go to www.envisionreports.com/ati • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1.	Election of Directors:						+
01 - Diane C. Creel (Class I) 02 - John R. Pipski (Class I) 03 - James E. Rohr (Class I) 04 - David J. Morehouse (Class III)

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the Company’s 2015 Incentive Plan.	☐	☐	☐	4.	Ratification of the selection of Ernst & Young LLP as independent auditors for 2015.	☐	☐	☐

3.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign EXACTLY as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or custodian, please give your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+

020ZRB

•	Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan

•	Allegheny Technologies Retirement Savings Plan

•	The 401(k) Plan

•	TDY Industries, Inc. 401(k) Profit Sharing Plan for Certain Employees of Metalworking Products

•	ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan

•	ATI Forgings and Castings Savings and Deferral Investment Plan

•	ATI Ladish Co., Inc. Hourly Savings and Deferral Investment Plan

As a Plan participant, you have the right to direct Mercer Trust Company, the Trustee of the above Plans, how to vote the shares of Allegheny Technologies Incorporated Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.

You may vote by telephone, Internet or by completing, signing and returning voting instructions herein by mail. A postage-paid return envelope is enclosed.

The Trustee must receive your voting instructions by 11:59 p.m., Eastern Time, on April 27, 2015. If the Trustee does not receive your instructions by such date, the Trustee shall vote your shares as the Plan Administrator directs.

You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/ati

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Voting Instruction Card for 2015 Annual Meeting

Allegheny Technologies Incorporated

The undersigned hereby directs Mercer Trust Company, the Trustee of the above Plans, to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plans, at the Annual Meeting of Stockholders of Allegheny Technologies Incorporated on May 1, 2015 and any adjournments or postponements thereof, upon the matters set forth on the reverse of this card, and, in its discretion, upon such other matters as may properly come before such meeting.

PLAN PARTICIPANTS MAY GIVE DIRECTIONS BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OR PARTICIPANTS MAY GIVE DIRECTIONS BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.